    As filed with the Securities and Exchange Commission on August 18, 1999
                                                   REGISTRATION NO. 333-
-------------------------------------------------------------------------------
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                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549

                         ----------------------------------

                                     FORM SB-2
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933

                         ----------------------------------

                        TRAINING DEVICES INTERNATIONAL, INC.
                   (Name of small business issuer in its charter)




           COLORADO                         3699                   84-1294499
  (State or jurisdiction of     (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)   Classification Code Number)     Identification


                         7367 S. REVERE PARKWAY, BLDG. #2-C
                           ENGLEWOOD, COLORADO 80112-3931
                                   (303) 792-3792
            (Address and telephone number of principal executive offices)
                     (Address of principal place of business or
                        intended principal place of business)

                                -------------------

                                RONALD C. ELLINGTON
                              CHIEF EXECUTIVE OFFICER
                        TRAINING DEVICES INTERNATIONAL, INC.
                         7367 S. REVERE PARKWAY, BLDG. #2C
                           ENGLEWOOD, COLORADO 80112-3931
                                   (303) 792-3792
             (Name, address and telephone number of agent for service)

                                -------------------

                                    COPIES TO

        MARK R. LEVY, ESQ.                        W. CHRIS COLEMAN, ESQ.
        HOLLAND & HART LLP              MCAFEE & TAFT A PROFESSIONAL CORPORATION
    555 17TH STREET, SUITE 3200             TWO LEADERSHIP SQUARE, 10TH FLOOR
      DENVER, COLORADO 80202                  OKLAHOMA CITY, OKLAHOMA 73102

                                --------------------
                  Approximate date of proposed sale to the public:
  As soon as practicable after this registration statement becomes effective.
                                --------------------

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                                                CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM       PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF               AMOUNT TO BE        OFFERING PRICE           AGGREGATE             AMOUNT OF
        SECURITIES TO BE REGISTERED            REGISTERED (1)        PER SHARE (2)         OFFERING PRICE       REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------

 Common Stock, no par value per share         2,300,000 shares          $10.00              $23,000,000             $6,394.00
---------------------------------------------------------------------------------------------------------------------------------
 Representative's Warrants (3)                     200,000                -0-                   -0-                    -0-
---------------------------------------------------------------------------------------------------------------------------------
 Common Stock issuable upon exercise of         200,000 shares          $12.00               $2,400,000               $667.20
 Representative's Warrants (4)
---------------------------------------------------------------------------------------------------------------------------------
 Total Registration Fee                                                                                             $7,061.20
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

(1) Includes 300,000 shares issuable upon exercise of underwriters' over-allotment option.
(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act.
(3)  No registration fee required pursuant to Rule 457(g) under the Securities
     Act.
(4) Pursuant to Rule 416 under the Securities Act, there are also being registered hereby such additional indeterminate number of shares as may become issuable pursuant to the anti-dilution provisions of the representative's warrants.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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



                    Subject to completion, dated August 18, 1999

                                  2,000,000 SHARES

                                       [LOGO]


                        TRAINING DEVICES INTERNATIONAL, INC.
                                    COMMON STOCK

     This is our initial public offering. We are offering 2,000,000 shares of common stock. We currently estimate that the share price will be $10.00. No public market currently exists for these shares.

     We anticipate that the common stock will be approved for listing on the American Stock Exchange under the symbol "___________."

     INVESTMENT IN OUR SHARES INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                                                       PER SHARE       TOTAL
                                                       ---------     ----------
 Public offering price                                  $10.00      $20,000,000

 Underwriting discounts and commissions                  $0.80       $1,600,000

 Proceeds before expenses to Training Devices
 International, Inc.                                     $9.20      $18,400,000


     Solely to cover any over-allotments, we have granted the representative of the underwriters a 45-day option to purchase up to an additional 15% of the shares of common stock sold in this offering on these same terms. This offering is made on a firm commitment basis.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS A CRIME TO MAKE ANY REPRESENTATION TO THE CONTRARY.

CAPITAL WEST SECURITIES, INC.

     __________________

          __________________

               __________________


                    Prospectus dated ______________, 1999.

     The information contained herein is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                  [PICTURE OF FULL
                                 FLIGHT SIMULATOR]





     We intend to furnish our stockholders annual reports containing financial statements audited by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                        TRAINING DEVICES INTERNATIONAL, INC.

                                     PROSPECTUS


                                    INTRODUCTION

     Please read this prospectus carefully. It describes our business, our products and services and our finances. We have prepared this prospectus so that you will have the information necessary to make an investment decision.

     You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.


                                 TABLE OF CONTENTS

Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
Basis of Information in this Prospectus. . . . . . . . . . . . . . . . .18
Forward-Looking Statements . . . . . . . . . . . . . . . . . . . . . . .18
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
Selected Financial Data. . . . . . . . . . . . . . . . . . . . . . . . .24
Management's Discussion and
   Analysis of Financial Condition and Results of Operations . . . . . .26
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .52
Certain Transactions . . . . . . . . . . . . . . . . . . . . . . . . . .59
Principal Stockholders . . . . . . . . . . . . . . . . . . . . . . . . .61
Description of Capital Stock . . . . . . . . . . . . . . . . . . . . . .63
Shares Eligible for Future Sale. . . . . . . . . . . . . . . . . . . . .67
Underwriting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .69
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .72
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .73
Where You Can Find More
Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .73
Index to Financial Statements. . . . . . . . . . . . . . . . . . . . . .F-1
Financial Statements of Training Devices International, Inc. . . . . . .F-2


                                 PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION THAT WE PRESENT MORE FULLY IN OTHER SECTIONS OF THIS PROSPECTUS. TO UNDERSTAND THIS OFFERING, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" AND "FINANCIAL STATEMENTS OF TRAINING DEVICES INTERNATIONAL, INC." IN THIS PROSPECTUS, WE USE THE TERM "SIMULATOR" TO REFER TO BOTH FULL FLIGHT SIMULATORS AND FLIGHT TRAINING DEVICES.

                                     THE COMPANY

     We develop and manufacture technology-based full flight simulators and flight training devices for the training of commercial aviation pilots. Since beginning our operations in 1996, we have designed, made and sold four simulators and modernized one simulator for customers. In 1998, we were the first new manufacturer in 13 years to receive the qualification of the Federal Aviation Administration for a new full flight simulator.

     At the core of our manufacturing process is a software technology unique in our industry. We developed this software with an advanced architecture which has modules that simulate individual airplane functions. The modular software allows us to adapt readily the software from one simulator for a specific airplane to a simulator for a different airplane, thereby reducing manufacturing time and cost.

     Building on our manufacturing expertise, we intend to make simulators for use primarily for our own training centers. We will administer and maintain our centers, and we will offer fractional ownership interests in these simulators to regional airlines. We believe that regional airlines are an industry segment with a growing demand for simulator training. We believe that we will be the first manufacturer of simulators to sell fractional ownership interests in simulators.

     Our fractional ownership program is called "NEXUSim." Our plan is to manufacture simulators of selected airplanes used by the regional airlines, including regional jets. The NEXUSim program will permit an airline to purchase a fractional, undivided ownership interest in a simulator for a specific number of pilot training hours per year. The airline will realize a lower up-front cost when compared to buying a simulator and lower hourly rates for training its pilots as compared to current options available to the airline.

     In addition to the revenue from the sale of the fractional ownership interests, we expect that the training centers will generate additional monthly revenues to us from:

     - Hourly fees charged to owners of fractional interests for the variable costs of operating simulators at the training centers;

     - Monthly fees to those owners for the administration of the training centers and maintenance of the simulators;

     - Hourly fees for use of simulators by non-owners for any fractional ownership interest we retain.

     In lieu of selling fractional interests, we may sell a simulator, or interests in a simulator, to a leasing company, leaseback the simulator and contract with airlines for their use of the simulator at one of our training centers for allotted times. We would then receive revenue from the sale of the simulator and recurring revenue from the use of the simulator. We have included this feature in the NEXUSim program in order to meet the needs of a potential customer who does not wish to have a long-term ownership interest in a simulator for a specific airplane, whether because of a possible change in the customer's airplane fleet or for other reasons.

     The anticipated revenue from the sale of fractional interests and from any sale-leaseback of a simulator with a leasing company, together with the recurring revenue from training centers, will provide us a return of development and manufacturing costs for the simulators and cash flow to make additional simulators.

     Initially, we intend to open three training centers located strategically in the United States and possibly Canada to service customers for our simulators. We may, in addition to or instead of opening a new training center, acquire existing simulators or pilot training businesses. An acquisition of this type would allow us (1) to provide training services earlier than is possible by establishing our own training centers or (2) if done at a later time, to expand our training services.

     Three of our senior executive officers each have over 25 years of experience in designing, engineering and manufacturing simulators.

     We were incorporated in Colorado in January, 1995. Our corporate name is Training Devices Incorporated. We are changing our corporate name to Training Devices International, Inc., which we use as a trade name. Our executive offices are located at 7367 South Revere Parkway, Building #2C, Englewood, Colorado 80112. Our telephone number is (303) 792-3792. Our Website address is www.tdisim.com.

                                   THE OFFERING


Common Stock offered by us. .     2,000,000 shares

Common Stock to be outstanding
after the offering  . . . . .     3,268,530 shares


Use of proceeds . . . . . . .     To repay 14% Notes in the principal amount of
                                  $890,000; to fund the development and
                                  manufacture of simulators for the NEXUSim
                                  program and our proposed initial training
                                  centers; to fund corporate purposes,
                                  including overhead and operating losses; and
                                  possibly to make complementary acquisitions
                                  of existing simulators or businesses with
                                  simulators for training pilots.
Proposed American Stock
Exchange symbol . . . . . . .     ____

     The number of shares of common stock to be outstanding after this offering does not include shares we have either agreed to issue or reserved for issuance under our stock option plans and under our outstanding warrants. For more information, please read the "Capitalization" section on page 20.

     Unless the context requires otherwise, "TDI," "we," "us" and "our" in this prospectus refer to Training Devices International, Inc.

                                SUMMARY FINANCIAL DATA
                          (IN THOUSANDS, EXCEPT SHARE DATA)

     The following table summarizes financial data for our business. In addition to this information, please read "Financial Statements of Training Devices International, Inc." starting on page F-1 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 26.


                                                 YEAR ENDED                          SIX MONTHS ENDED
                                        -----------------------------           ------------------------
                                        DECEMBER 31,      DECEMBER 31,          JUNE 30,         JUNE 30,
                                           1997              1998                 1998            1999
                                           ----             ----                  ----            ----
                                                                                       (UNAUDITED)
                                                                                       -----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenues...........................       $ 2,201           $ 1,498           $   484           $   856
Cost of sales......................         2,129             2,228               876               777
Gross margin (loss)................            73              (730)             (391)               79
Selling, General and
  Administrative...................           523               895               366               564
Loss from operations...............          (450)           (1,625)             (758)             (485)
Interest expense (income), net.....             3                10                (2)               28

                                                 6


Other expense......................            --                 3                --                --
Net loss...........................          (454)           (1,637)             (756)             (513)
Basic net loss per
  share............................          (.66)            (1.29)             (.60)             (.39)
Weighted average number
  of common shares outstanding.....           684             1,267             1,266             1,269

                                                                           JUNE 30, 1999
                                                                           -------------
                                                                                       PRO FORMA
                                                  DECEMBER 31, 1998       ACTUAL      AS ADJUSTED
                                                  -----------------       ------     -------------
BALANCE SHEET DATA:
Cash                                                      174               --           16,446
Working capital deficit                                  (928)            (866)          15,580
Total assets                                              571              448           16,894
Total stockholders' deficit                              (780)            (721)          15,725

     The Pro Forma As Adjusted column reflects our receipt of the estimated net proceeds from the sale of 2,000,000 shares of common stock at an assumed initial public offering price of $10.00 per share, after deducting underwriting discounts and other estimated offering expenses and subsequent repayment of the 14% Notes plus estimated accrued interest due upon the completion of this offering.

                                    RISK FACTORS

     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES WE DESCRIBE BELOW ARE NOT THE ONLY RISKS WE FACE. YOU SHOULD CONSIDER ALL OF THESE RISK FACTORS ALONG WITH THE OTHER INFORMATION CONTAINED IN THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU.

     IF ANY OF THE ADVERSE EVENTS DESCRIBED IN THE FOLLOWING RISK FACTORS ACTUALLY OCCUR OR WE DO NOT ACCOMPLISH NECESSARY EVENTS DESCRIBED IN THE RISK FACTORS, OUR BUSINESS, FINANCIAL CONDITION AND OPERATING RESULTS COULD BE MATERIALLY AND ADVERSELY AFFECTED, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

WE HAVE EXPERIENCED LOSSES AND NEGATIVE CASH FLOW SINCE WE BEGAN OUR OPERATIONS, AND THESE MAY CONTINUE.


We have experienced a net loss of $453,803 and $1,637,939 for the 1997 and 1998 years, respectively, and $513,287 for the six months ended June 30, 1999. We had a negative net worth of $780,282 at December 31, 1998 and $721,272 at June 30, 1999. Among other things, the volume of products we have manufactured and sold have not been sufficient to cover our fixed and variable costs. Our success depends on our ability to sell our simulators and to increase revenues in order to offset our expenses. If our revenues are less than we expected, or if operating expenses are more than we expected, our business, financial condition and operating results will be materially and adversely affected.

     We expect to have a net loss and negative cash flow in the 1999 and 2000 years. We plan to use the proceeds of this offering to manufacture simulators for our fractional ownership program. Because customers will not acquire interests in a simulator until either shortly before or after the FAA qualifies the simulator, we will not receive any revenue from the sale of fractional ownership interests until the second half of 2000 and it could be later.

     In order to avoid ongoing losses and negative cash flow in the future, we must:

     - Manufacture and sell more products so that revenues cover fixed and variable costs, even as those costs rise by the addition of employees to handle the increased volume.

     -    Control manufacturing costs.

     - Avoid delays in the manufacture and sale of products when compared to the Company's proposed time schedule.

     -    Maintain low, competitive prices, while still covering our costs.

IF OUR COSTS FOR MANUFACTURING SIMULATORS WITH PROCEEDS FROM THIS OFFERING EXCEED BUDGETED AMOUNTS, WE MAY NEED TO OBTAIN ADDITIONAL EXTERNAL FINANCING TO COVER CASH NEEDS DURING THE MANUFACTURING PROCESS.

     We must expend manufacturing costs for simulators used in the NEXUSim program before we sell any fractional ownership interests or sell simulators to a leasing company. Manufacturing a simulator can take from 12 to 24 months, or longer if we experience a delay. We will not receive payments from proposed customers or a leasing company in the NEXUSim program until we receive FAA qualification of a simulator. Thus, any costs above our budgeted amounts must come from cash on hand or an external financing. We do not know whether a financing, if needed by us, will be available or whether the terms of any available financing would be burdensome.

NO BINDING CONTRACTS EXIST FOR OUR SALE OF FRACTIONAL OWNERSHIP INTERESTS IN THE SIMULATORS WE PLAN TO BUILD WITH THE PROCEEDS FROM THIS OFFERING.

     Although we have obtained some letters of interest regarding fractional ownership interests in simulators, we cannot assure you that anyone will purchase fractional ownership interests in our simulators. If all of the fractional ownership interests in a simulator are not sold or leased, we will need to:

     - contract with third parties to use the simulator in our training center for those time periods corresponding to unsold fractional ownership interests, or

     -    find a third-party buyer for the entire simulator.

     We also do not have any contracts for either a sale-leaseback with a leasing company or a contract for use of a simulator by a potential customer.

     Not selling a fractional ownership interest or not engaging in the alternative of a sale-leaseback transaction with a leasing company would affect our liquidity. In such a case, we would have to recover our manufacturing costs over an extended period of time through monthly invoicing of hourly fees for operation of the training center, and we could run out of funds or slow the manufacture of other products. We could seek external financing; however, we do not know whether financing would be available or whether the terms of any available financing would be burdensome. Accordingly, our inability to sell a fractional ownership interest in a simulator or to engage in a sale-leaseback transaction for a simulator would decrease our overall revenues, operating results and cash flow, which could affect our ability to survive.

WE HAVE NOT MADE ARRANGEMENTS FOR OUR SELLING ANY SIMULATOR TO A LEASING COMPANY AND THEN OUR LEASING BACK THE SIMULATOR. IF A SALE-LEASEBACK TRANSACTION IS COMPLETED, IT WILL DECREASE OUR CASH FLOW AT THE TIME OF THE TRANSACTION WHEN COMPARED TO A SALE TO CUSTOMERS.

     We have talked informally with a leasing company, but we can give no assurance that a sale-leaseback transaction could be completed. We also do not know the terms that a leasing company might require or the amount that the leasing company would pay us for the simulator.

     The purpose of the sale-leaseback is to provide us with a return of as much as possible of our manufacturing cost for the simulator. We expect that any sale of a simulator to a leasing company, followed by a leaseback of the simulator to us, would result in our receiving a discount of the sales price that we would otherwise charge for the simulator to customers which use the simulator. The leasing company will include discounts for the use of money invested in the simulator and the risk of realizing a return on the investment. The amount that we receive in the sale-leaseback may or may not be the cost of manufacturing the simulator. We would receive later additional cash from any contracts with customers for the use of that simulator. If our customers request contracts for the use of the simulator, rather than purchases of fractional interest, on more than a few occasions, it could materially and adversely affect our cash flow.

WE DO NOT HAVE A BACKLOG OF CONTRACTS, EXCEPT FOR OUR CURRENT CONTRACTS WHICH WILL BE COMPLETED BY THE FOURTH QUARTER OF 1999.

     In businesses manufacturing simulators or other equipment requiring significant capital expenditures of the customers, firm contracts in hand for the equipment are a means to assure ongoing manufacturing activities and sales of the products. Our NEXUSim program involves building a simulator without a firm contract, and accordingly we can expect to have little or no backlog of contracts.

OUR PROPOSED EXPANSION INTO HIGHER PRODUCTION VOLUMES OF SIMULATORS AND INTO TRAINING CENTERS IS UNPROVEN AND EVOLVING.

     If our plans for the NEXUSim program or training centers are not successful for any reason, we may have to change all or parts of our plans for future operations. As an example, we might own a simulator placed into a training center established by us. Any changes could delay our sales of simulators or our operation of training centers, with the possibility of continuing losses and negative cash flow.

OUR MANAGEMENT DOES NOT HAVE EXPERIENCE ESTABLISHING OR ADMINISTERING TRAINING CENTERS FOR COMMERCIAL PILOTS.

     We may experience unexpected developments while trying to enter the business of operating and maintaining training centers for pilots. A key factor in our success will be our ability to hire people with experience regarding these types of training centers.

     We do not have an established reputation with regard to training centers and may be at a competitive disadvantage as a result.

ANY DELAYS IN MANUFACTURING A SIMULATOR WILL ADVERSELY AFFECT OUR BUSINESS, CASH FLOW, FINANCIAL CONDITION AND OPERATING RESULTS.

     Manufacturing delays will cause sales of our products and payments to us to be delayed. If a manufacturing delay occurs, we would continue to have ongoing manufacturing and overhead costs and would incur higher overall costs for the simulator. Manufacturing delays could also affect the willingness of any actual or proposed customer to purchase or use a simulator, could delay the establishment and operation of a training center and could affect our credibility in the industry.

     Manufacturing delays could result from a variety of reasons, including:

     - Delays for any reason by a supplier to provide components for a simulator. The reasons could include a cancellation, bankruptcy of the supplier or other events. Also, if we switch suppliers in the course of manufacturing a product, it could take an additional five or more months to bring the new supplier into our manufacturing process.

     -    Quality or other issues arising during the manufacturing process.

     - Our inability to receive a complete set of data from the airplane manufacturer or a third-party supplier about the physical configuration and flight characteristics of an airplane being simulated.

     -    Failure to obtain FAA qualification of a simulator.

     -    Any fire or other major disruptions for any reason.

     Other risk factors described in this "Risk Factors" section could also cause manufacturing delays.

IF THE NEXUSIM PROGRAM CUSTOMERS CANNOT ARRANGE FINANCING TO PURCHASE FRACTIONAL OWNERSHIP INTERESTS IN A SIMULATOR, OUR BUSINESS MAY NOT BE SUCCESSFUL.

     We do not expect most of our customers to have sufficient cash, or to want to use their available cash, to buy a fractional ownership interest in a simulator. As a result, the customers will need to arrange for financing the purchase. Some customers, such as small regional airlines, may have difficulty obtaining a financing because of their credit rating or lack of collateral.

     We also are not certain whether the features and terms of the NEXUSim program are satisfactory for a potential lender to provide financing of a customer's purchase of a fractional ownership interest in a simulator. In informal contacts, a few potential lenders have indicated financing for customers may be possible, but a proposed lender would need to consider both the specific terms of the NEXUSim program and information on the customer. If necessary, we might revise our NEXUSim program in an attempt to make financing options available for our potential customers.

WE HAVE NEVER MANUFACTURED MORE THAN THREE SIMULATORS AT THE SAME TIME. OUR PROPOSED EXPANSION OF MANUFACTURING REQUIRES COORDINATION AND INTEGRATION OF OUR WORK FLOW PROCESS, FINANCIAL AND INFORMATION MANAGEMENT SYSTEMS AND NEW AND EXISTING EMPLOYEES.

     This type of expansion also places a substantial burden on our management and financial controls. As part of our expansion, we plan to manufacture up to six simulators at the same time. We anticipate that our full-time employees will grow from 20 up to approximately 60 over the next three years. Unless we modify and integrate our processes and systems successfully, we could experience higher costs, delays and quality or other problems in manufacturing the simulators, and we might not be able to have in process at the same time enough simulators to be profitable.

OUR BUSINESS DEPENDS ON OUR REPUTATION WITHIN A SMALL GROUP OF POTENTIAL CUSTOMERS.

     We expect our customers for simulators and pilot training centers, whether through the NEXUSim program or the outright sale of a simulator to one customer, to be limited to approximately 70 regional airlines in North America and other parties in commercial aviation. Our reputation with, and ability to sell to, this small group could be affected by dealings with, or performance for, any one customer.

     The Company has in the past worked with, and will in the future work with, a few customers for the outright purchase of an entire simulator. The potential customer base for the NEXUSim program will also be relatively small. We will sell up to seven fractional shares in a simulator, and we expect that any contracts for use of a simulator will also be with up to seven customers. The loss of even one existing or proposed customer could have a material, negative impact on our business.

WE HAVE NO LONG-TERM CONTRACTS WITH SUPPLIERS.

     A supplier may decline to deal with us. Suppliers can also change prices for parts used in our simulators and may assert more control over the delivery time for parts. If we obtain a component for simulators from different suppliers, we may experience some differences in the component that could require adjustments in our manufacturing process and could increase our costs.

THE LOSS OF ANY KEY PERSONNEL COULD HARM US AND OUR BUSINESS. WE ALSO MUST BE ABLE TO ATTRACT AND RETAIN HIGHLY SKILLED PERSONNEL.

     We believe that our success depends upon the continued services of our senior management team, particularly Ronald C. Ellington (the Chief Executive Officer), Bruce Betschart (a founder and Chief Operating Officer), Robert E. Sawyer, Jr. (a founder and Vice President-Engineering), and Charles Douglas (Vice President-Operations). We have no key man life insurance at this time for our management. The loss of the services of any senior management member or other key employees could adversely affect our operations and thereby our financial condition and operating results.

     Our manufacturing process requires technicians and engineers and is not a simple assembling process, but rather a complex integration of components and software. Maintenance of simulators is also a skilled position. Our expansion depends on our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, sales and marketing personnel. Competition for this type of personnel is intense, and we may not be able to hire or retain sufficient qualified personnel. Any delay in filling these positions could adversely impact our manufacturing schedule, revenues and cash flow.

OUR COMPETITORS HAVE SIGNIFICANT ADVANTAGES IN OUR INDUSTRY.

     We are a relatively new simulator manufacturer, and we are a small company. We propose to be a new entrant in the operation of pilot training centers. Airlines and other customers in the commercial aviation industry rely on name recognition and past experience when deciding whether a supplier can provide products and training services in a reliable and timely manner. Our size and limited experience are disadvantages.

     Our principal competitors make most of the simulators used in North America. They are significantly larger than us, have established reputations, and have more financing, personnel and technological and marketing resources. One of the competitors, FlightSafety International, Inc., may have long-term contracts with some regional airlines for the use of training centers, and these long-term contracts could interfere with the ability of the Company to sell fractional ownership interests in a simulator to a regional airline.

     Our ability to compete depends in part on being able to offer simulators for particular airplanes and to offer products and training services at relatively low overall costs for the customer. However, we can charge low prices and make a profit only if we increase our volume and control costs. Competitors may be able to charge lower prices for simulators or training services because of their greater resources and size.

A SHIFT IN THE DEMAND AND SUPPLY OF SIMULATORS COULD MATERIALLY AND ADVERSELY AFFECT OUR ABILITY TO COMPETE.

     We believe that the demand for simulators for airplanes of regional airlines currently exceeds the supply and that this trend will continue for the next several years. If our competitors increase their supply of simulators for specific airplanes used by regional airlines, the demand for our simulators could materially decrease. Any decrease in our proposed sales of simulators or our proposed contracts with customers for the use of simulators would materially and adversely affect our business.

     Commercial aviation and the profitability and growth of related industries depends in part upon a prosperous economy. Any economic or other events (such as a fuel shortage) could cause a slow-down in the use of commercial airplanes, including the number of passengers flying on regional airlines. Such an event could adversely and materially affect the demand for our simulators and for our pilot training centers.

TECHNOLOGICAL CHANGES IN OUR INDUSTRY COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

     Our products and the software used in them, are technologically advanced. We spend little on research and development. Instead, we buy our major components from established third-party suppliers. If we fail because of limited resources or otherwise to respond to technological developments and enhancements in our software, product integration and training services, our business could be adversely affected.

     The components purchased by us for integration into simulators may be affected by technological changes. If we could not purchase components with technological changes or improvements from our existing suppliers or new suppliers, we could experience a material and adverse effect on our ability to compete.

OUR LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY MAY ADVERSELY AFFECT OUR COMPETITIVE POSITION.

     Our products and techniques are not trademarked or patented. We rely upon copyrights, common law rights on names and marks, trade secret protection and a single-use license with our customers with regard to our proprietary technology, including the sophisticated software used in our simulators. We also have confidentiality agreements with our employees. These protective measures may not be adequate to protect our proprietary rights, and we may not be able to prevent others from claiming violations of their proprietary rights.

     The misappropriation of any of our proprietary rights could adversely affect our business. If we have to bring legal action to enforce our proprietary rights, the proceedings could be burdensome and expensive, and the outcome of any legal proceeding would be uncertain.

CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT WOULD EXPOSE US TO COSTS AND POTENTIAL LOSSES.

     We are not aware that we are infringing any proprietary rights of third parties. However, it is possible that we may be made the subject of claims alleging infringement of a third party's proprietary rights. If we discovered that we were infringing rights of third parties, we might not be able to obtain permission to use those rights on commercially reasonable terms. We would then need to change our manner of doing business and discontinue the infringing aspect of the product or service. Any claim of infringement could cause us to incur substantial costs in defending against the claim, even if the claim is invalid, and could distract the management from our business. If any claim of this nature resulted in a judgment, we might be required to pay substantial damages or change our products or services.

A CHANGE IN GOVERNMENT REGULATIONS COULD INCREASE OUR COST OF DOING BUSINESS OR CAUSE US TO CHANGE THE WAY WE CONDUCT OUR BUSINESS.

     The FAA has requirements concerning simulators and the use of simulators. The FAA also regulates training centers for commercial pilots. A change in FAA regulations could impose additional burdens on us and our competitors and limit our ability to serve our customers.

OUR LIABILITY INSURANCE MAY NOT BE ADEQUATE TO COVER OUR EXPOSURE TO POTENTIAL LIABILITIES.

     The equipment that we manufacture is dangerous and can cause injury or death. In addition, claims alleging responsibilities for pilot errors in airplane accidents have been made against training organizations and simulator manufacturers, alleging responsibilities for pilot errors in airplane accidents. We do not know whether our insurance is adequate to cover potential liabilities. We also cannot assure you that liability insurance will continue to be available on acceptable terms, or whether it will be available at all.

ANY ACQUISITIONS OF PILOT TRAINING EQUIPMENT OR BUSINESSES COULD DILUTE MATERIALLY THE INTERESTS OF OUR SHAREHOLDERS AND PRESENT OTHER RISKS.

     We may in the future purchase existing simulators or pilot training businesses. An acquisition by means of stock, or cash raised through the sale of stock, could dilute the existing shareholders in terms of their ownership interests and earnings (or loss) per share.

     We have not previously acquired other businesses. Acquisitions involve a number of risks, including adverse affects on operating results, burdens on management's time and financial controls, dependence upon retaining or hiring of key personnel for the acquired business, unanticipated problems of integration into our businesses, legal liabilities and the amortization of any acquired intangible assets.

THE FUTURE SALE OF SHARES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD CAUSE THE STOCK PRICE TO FALL AND DECREASE THE VALUE OF AN INVESTMENT IN OUR COMMON STOCK.

     The market price for our common stock could fall if stockholders sell substantial amounts of common stock, including shares issued upon the exercise of outstanding options, warrants or conversion rights, in the public market following this offering. These types of sales might also make it more difficult for us to sell equity securities in the future. For example, our present shareholders have approximately 342,000 shares of common stock that may be freely sold on the public market after nine months from completion of this offering and approximately 436,000 shares that are freely transferable after one year.

     Restrictions under certain lock-up agreements, with terms ranging from nine months to two years, limit the number of shares of common stock available for sale in the public market. However, the underwriters may release all or any portion of the securities subject to the lock-up agreements.

     Upon closing of this offering, some stock and warrant holders are entitled to certain registration rights. The exercise of those registration rights could adversely affect the market price of our common stock because investors may view the registered shares as a supply of shares overhanging the market.

CERTAIN PROVISIONS IN OUR CORPORATE DOCUMENTS MAY DISCOURAGE AN ACQUISITION BY OTHERS AND DEPRESS THE PRICE OF OUR STOCK.

     Some of the provisions in our corporate documents could make it more difficult for a third party to acquire us, even if a change in control would benefit the stockholders. These provisions include a two-thirds vote of shareholders for a merger or a sale of substantially all of our assets, the staggered election of directors for three-year terms, the requirement that directors can only be removed for cause and the availability of a large number of authorized but unissued shares of common and preferred stock.

     These provisions may discourage, delay or prevent a change in control or a change in our management. The provisions could also limit the price that a potential investor might be willing to pay for our common stock.

                     BASIS OF INFORMATION IN THIS PROSPECTUS

     Unless otherwise indicated, all information in this prospectus assumes:

     - the filing and effectiveness of our Amended and Restated Articles of Incorporation and our plan of recapitalization for a 3 to 1 reverse stock split; and

     - the underwriters do not exercise their over-allotment option or their warrants and that no other person exercises any other outstanding option or warrant.

     The new provisions in our Amended and Restated Articles of Incorporation and the 3 to 1 reverse stock split are not reflected in our financial statements.


                             FORWARD-LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "believes," "expects," "estimates," "anticipates," "intends," "plans" and similar expressions. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including all the risk discussed in "Risk Factors" and elsewhere in this prospectus.


                                  USE OF PROCEEDS

     We estimate that, after deducting underwriting discounts and commissions, a non-accountable expense allowance of the underwriters, and the estimated offering expenses, it will receive net proceeds from this offering of approximately $17,388,000 or $20,073,000 if the underwriters exercise their over-allotment option in full. Each of these amounts is based upon an assumed initial public offering price of $10.00 per share.

     We intend to use the estimated net proceeds for the following purposes and in the following priorities:


                                                                  APPROXIMATE
                                                                   AMOUNT OF
                                                                  NET PROCEEDS
                                                                  ------------
Pay the principal and accrued interest on our 14% Notes
  due upon completion of this offering .......................    $   942,000
Fund the development and manufacture of simulators ...........    $15,000,000
Fund general corporate purposes, including the payment
  of selling, general and administrative expenses, the
  payment of current liabilities, and possibly
complementary acquisitions of existing simulators or
businesses with simulators for training pilots ...............    $ 1,446,000
                                                                  -----------
         Total ...............................................    $17,388,000


     We issued the above-mentioned 14% Notes in May through August 17, 1999 in order to provide working capital and to pay for part of this offering. The above table utilizes the balance outstanding of the 14% Notes as of August 17, 1999 plus estimated accrued interest to the date of the completion of this offering.

     We currently have no understandings, commitments or agreements for any material acquisition or investment.

     The foregoing discussion of the use of proceeds is only an estimate based upon our current business plan. Our actual expenditures may vary depending upon circumstances that occur, such as the timing of the manufacture of simulators and any financing received by us as part of proposed or future joint arrangements for the use of simulators, such as arrangements with the Aims Foundation described on page 46 of this prospectus.

     Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.


                                  DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                              CAPITALIZATION


     The following table sets forth our capitalization as of June 30, 1999. Our capitalization is presented:

     (1)  On an actual basis; and

     (2) On an pro forma as adjusted basis to reflect the receipt of the estimated net proceeds from the sale of 2,000,000 shares of common stock at an assumed initial public offering price of $10.00 per share, after deducting underwriting discounts and estimated offering expenses.

                                                                 JUNE 30, 1999
                                                           ------------------------
                                                                          PRO FORMA
                                                           ACTUAL         ADJUSTED
                                                           ------         ---------
                                                      (IN THOUSANDS, EXCEPT SHARE DATA)
10% convertible notes, due January 2, 2001,
    payable to related parties .....................      $  120            $   120
Preferred stock, no par value per share;
    10,000,000 shares authorized; no shares
    issued, actual and pro forma as adjusted .......           --               --
Common stock and additional paid in capital,
    no par value per share, 20,000,000 shares
    authorized, 1,268,530 shares issued and
    outstanding, actual; and 3,268,530 shares
    issued and outstanding pro forma as adjusted ...        3,913             21,301
Accumulated deficit ................................       (4,634)            (4,634)
                                                          -------            -------
Total capitalization ...............................      $  (601)           $16,787
                                                          -------            -------
                                                          -------            -------

     We expect there to be 3,268,530 shares of common stock outstanding after this initial public offering. In addition to the shares outstanding after the offering, we may issue additional shares of common stock under the following plans and arrangements:

   - 235,667 shares issuable upon the exercise of stock options outstanding under the 1997 Incentive and Nonstatutory Stock Option Plan, as amended, at a weighted average exercise price of $3.00 per share;

   - 400,000 additional shares which have been reserved for issuance under our 1999 Stock Option Plan; we intend to grant options for 400,000 shares under the 1999 Stock Option Plan, with an exercise price equal to the fair market value at the date of grant, after completion of this initial public offering;

   - 100,000 shares issuable upon exercise of an option held by a former director of ours granted under an option agreement exercisable at a price of $3.00 per share.

   - 32,000 shares issuable upon the conversion of two outstanding unsecured convertible promissory notes, in the principal amounts of $100,000 and $20,000 each, accruing interest at a fixed rate of 10% per annum, each with a maturity date of January 2, 2001 and a conversion rate of one share of common stock for each $3.75 of principal.

   - 264,750 shares of common stock reserved for issuance under outstanding warrants for common stock at a weighted average exercise price of $6.23 per share; and

   - 200,000 shares issuable upon the exercise of warrants being granted to the Underwriters in connection with this Offering, with an exercise price of 120% of the public offering price for shares in this Offering.

                                    DILUTION

     Our pro forma net tangible book value as of June 30, 1999 was a deficit of $(843,114), or approximately $(0.66) per share. Pro forma net tangible book value (deficit) per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.

     Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after completion of this offering. After giving effect to the sale of 2,000,000 shares of common stock offered at an assumed initial public offering price of $10.00 per share, and after deducting the underwriting discounts and estimated offering expenses payable by us, our pro forma net tangible book value at June 30, 1999 would have been $16,617,266 or $5.08 per share. This represents an immediate increase in pro forma net tangible book value of $5.74 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $4.92 per share to purchasers of common stock in this offering. The following table illustrates this per share dilution:

   Initial public offering price per share......................................                   $10.00
   Pro forma net tangible book value per share at June 30, 1999.................     $(0.66)
   Increase in pro forma net tangible book value per share attributable to new
      investors...............................................................       $ 5.74
   Pro forma net tangible book value per share after this offering..............                   $ 5.08

   Dilution in pro forma net tangible book value per share to new
      investors...............................................................                     $ 4.92
                                                                                                   ------
                                                                                                   ------

     The following table sets forth, on a pro forma basis as of June 30, 1999, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share by existing holders of common stock and by the new investors at an assumed public offering price of $10.00 per share, before deducting underwriting discounts and other estimated offering expenses payable by us:

                                        SHARES                       TOTAL
                                      PURCHASED                  CONSIDERATION            AVERAGE
                                 ---------------------      ------------------------       PRICE
                                  NUMBER       PERCENT        AMOUNT         PERCENT     PER SHARE
                                 ---------     -------      -----------      -------     ---------
Existing stockholders........    1,268,530        39%       $ 3,276,090         14%        $ 2.58
New investors................    2,000,000        61%       $20,000,000         86         $10.00
                                 ---------       ---        -----------        ---         ------
         Total...............    3,268,530       100%       $23,276,090        100%        $ 7.12
                                 ---------       ---        -----------        ---         ------
                                 ---------       ---        -----------        ---         ------

     All of the above computations assume no exercise of options or warrants to purchase common stock, which options or warrants are either outstanding or will be issued upon completion of this offering. Those options and warrants are listed in the preceding section called "Capitalization." If any of those options or warrants are exercised, new investors will suffer further dilution.

                             SELECTED FINANCIAL DATA

     The following selected financial data at and for each of the two fiscal years in the period ended December 31, 1998 have been derived from our financial statements which have been audited by Arthur Andersen, LLP, independent public accountants. The selected financial data at June 30, 1999 and for the six months ended June 30, 1998 and June 30, 1999 have been derived from unaudited financial statements, which in the opinion of our management reflect all necessary adjustments (consisting of only normal, recurring adjustments) for a fair presentation of such six months' results when read in conjunction with the audited financial statements and notes thereto. The historical results of operations are not necessarily indicative of the results which may be expected for any future period. The data set forth below should be read together with the financial statements and notes included elsewhere in this prospectus and also with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                    YEAR ENDED                       SIX MONTHS ENDED
                                          -----------------------------         --------------------------
                                          DECEMBER 31,     DECEMBER 31,         JUNE 30,          JUNE 30,
                                             1997             1998               1998              1999
                                          ------------     ------------         --------          --------
                                                                                        (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenues ................................. $ 2,201           $ 1,498            $  484            $  856
Cost of sales ............................   2,129             2,228               876               777
Gross margin (loss) ......................      73              (730)             (391)               79
Selling, General and
    Administrative .......................     523               895               366               564
Loss from operations .....................    (450)           (1,625)             (758)             (485)
Interest expense, net ....................       3                10                (2)               28
Other expense ............................      --                 3                --                --
Net loss .................................    (454)           (1,637)             (756)             (513)
Basic net loss per
    share ................................    (.66)            (1.29)             (.60)             (.39)
Weighted average number
    of common shares
    outstanding ..........................     684             1,267             1,266             1,269

                                                             JUNE 30, 1999
                                                       -------------------------
                                                                      PRO FORMA
                                 DECEMBER 31, 1998     ACTUAL        AS ADJUSTED
                                 -----------------     ------        -----------
BALANCE SHEET DATA:
Cash                                    174               --           16,446
Working capital deficit                (928)            (866)          15,580
Total assets                            571              448           16,894
Total stockholders' deficit            (780)            (721)          15,725

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

     We commenced operations in 1996, and in 1998 became the first new manufacturer to receive FAA qualification of a full flight simulator in 13 years. We have spent three years enhancing our sophisticated modular software, developing our manufacturing systems and training our manufacturing team. Since inception we have raised total equity capital of approximately $3,000,000 and had an accumulated deficit of approximately $4,400,000 as of December 31, 1998.

     We have experienced operating deficits for all years of operation due to
(a) a lack of sufficient capitalization, which impaired our ability to order parts timely and extended our manufacturing time and costs; (b) insufficient manufacturing volume to generate enough revenue to offset our overhead; and
(c) heavy non-recurring development costs (such as customizing software and engineering) incurred in 1997 in the manufacturing of our first full flight simulator.

     We believe that our historical operating results are not indicative of future performance for the following reasons, among others:

- The receipt of the proceeds of this offering and a loan contemplated from Aims Community College Foundation will provide sufficient liquidity to fund the manufacturing of our initial simulators for our own training centers through the year 2000;

-  We are entering a new market segment (airline pilot training centers);

- Our proposed training centers are expected to generate recurring revenues at higher margins than are generated by manufacturing and selling simulators to independent third parties as we have historically done;

- The sale of fractional ownership interests in the simulators will allow us to recover our development cost and reinvest the funds in the manufacturing of subsequent simulators; and

-  We have our software and manufacturing capabilities in place.

     We do not expect to receive any significant revenue for at least 12 months while we are manufacturing up to three simulators. Earnings, therefore, will not be achieved for at least 12 months due to the lengthy time it takes (12-24 months) to manufacture a simulator. Revenues and related earnings are projected to occur as fractional interests are sold, simulators are placed in service in our training centers and monthly service fees from fixed term contracts are achieved.

     We have historically used the percentage of completion revenue recognition method for third party manufacturing contracts. We will capitalize the cost of the simulators we build for our own training centers and will recognize the expense as cost of sales when revenue from the sale of fractional ownership interests is realized.

RESULTS OF OPERATIONS

     YEARS ENDED DECEMBER 31, 1998 AND 1997

REVENUES

     Revenues were $2,201,403 and $1,498,192 in fiscal years 1997 and 1998, respectively. We recognize revenue from third party manufacturing contracts on the percentage completion method. This $703,211 decrease of 31.9% resulted primarily from completing two contracts early in 1998 for which the bulk of the work was completed and revenue recognized in 1997.

     We did not have replacement projects until later in 1998.

GROSS MARGIN (LOSS)

     Gross Margin (loss) consists of net sales less cost of sales. Cost of sales consists primarily of the cost of material, assembly and test costs, labor, and subcontractors cost. Our gross margin (loss) was $72,639 and ($729,548) in fiscal years 1997 and 1998, respectively. This represents 3.3% in fiscal 1997 and (48.7%) in fiscal 1998 as a percentage of revenues. We accepted a contract in 1996 that gave us our opportunity to build and FAA qualify our first simulator and demonstrate our manufacturing capability to the market. To secure the contract we agreed to co-fund the research and development cost by reducing the sales price of the simulator by $1,300,000, which provided an estimated loss of $1,100,000 on the total contract which was recognized in 1996. We completed the bulk of the work on this contract during 1997 and no margin was realized during that period. In 1998, as we neared completion of the simulator, we accommodated multiple change orders which approximated $130,000. These amounts were not billed to the purchaser, and accordingly these amounts were recognized as losses during 1998. In addition to the loss previously described, the $802,107 decrease in gross margin in fiscal 1998 resulted from a loss of $242,000 being recognized on a new contract. The primary reason for the loss on the new contract is that we had originally intended on completing multiple flight training devices of the same type, thereby spreading the development cost. The higher projected volumes, however, did not occur and the total development cost was recognized on this one contract.

SELLING, GENERAL AND ADMINISTRATIVE

     Selling, general and administrative (SG&A) expenses consist primarily of salaries and related costs of management, customer support costs, sales and marketing, rent, basic office expenses, and professional services. SG&A expenses were $523,149 and $895,329 in fiscal years 1997 and 1998, respectively. This represents 23.8% for fiscal 1997 and 59.8% for fiscal 1998 as a percentage of net revenues. The $372,180 increase is primarily due to increased sales and marketing expenses, increased rent from relocating to a second manufacturing facility (until the initial facility was partially subleased), which were incurred to prepare us for growth, and reserves and accruals for expenses incurred in 1998 and expected to be paid in 1999.

INCOME TAXES

     Income taxes will consist of federal, state and local taxes, when applicable. We expect net operating losses for tax purposes for the remainder of 1999 and all of 2000. We have recorded no provision or benefit for federal and state income taxes because we incurred net operating loses from inception through December 31, 1998. We have, as of December 31, 1998, approximately $3,600,000 of federal and state net operating loss carry-fowards available to offset future taxable income which expire in varying amounts beginning in 2012. We project having taxable income in 2001 against which to start utilizing our carry-forwards subject to certain limitations.

     SIX MONTHS ENDED JUNE 30, 1998 AND 1999

REVENUES

     Revenues were $484,988 and $855,988 for the six months ended June 30, 1998 and 1999, respectively. This was an increase of $371,704 or 76.8% over the same period in the prior year. The increase is primarily due to two new manufacturing contracts that started in late 1998 and carried forward into the first half of 1999.

GROSS MARGIN (LOSS)

     Our gross margin (loss) was ($391,293) and $79,259 for the six months ended June 30, 1998 and 1999, respectively. This increase in gross margin is primarily due to increased revenues from the new contracts and decreased cost for subcontractors and indirect labor. We also had losses on contracts in progress in 1998 totaling approximately $116,000 because our initial pricing was based on higher projected volumes that did not occur.

SELLING, GENERAL AND ADMINISTRATIVE

     Our SG&A expenses were $366,438 and $564,353 for the six months ended June 30, 1998 and 1999, respectively. This is 75.7% and 65.9%, respectively as a percentage of revenue. This increase of $197,915, or 53.2%, is primarily due to a one-time non-cash expense of $287,057 for options granted in 1999 with exercise prices less than fair market value at the date of grant.

INTEREST EXPENSE (INCOME)

     Interest expense (income) was ($1,595) and $28,193 for the six months ended June 30, 1998 and June 30, 1999, respectively. This represents .3% and 3.3%, respectively, as a percentage of net revenues. This increase is primarily due to bridge loan fees for borrowings in 1999.

LIQUIDITY AND CAPITAL RESOURCES

     Prior to this offering, we have financed our operations through the net proceeds generated from the issuance of common stock, contract revenues and to a lesser extent from short-term borrowings, including convertible debt, some of which was subsequently converted into common stock. We have received net proceeds from the issuance of common stock and short-term borrowings aggregating approximately $3,900,000.

     We used $530,000 more in cash in operating activities for the first six months of fiscal 1999 than we generated. We increased our borrowings starting in May 1999 through a bridge loan from private investors, and obtained net proceeds of $458,505 from it through June 30, 1999. In August 1999, we completed the bridge loan financing with proceeds of approximately $830,000 ($756,000, net) and also received a loan on the same terms from two executive officers and directors of the Company in the amount of $60,000. These loans are repayable at the earlier of May 2000 or from the net proceeds of this offering. We did not raise any additional equity in 1999 as we did in the prior period in 1998.

     We had a working capital deficit of ($866,422) as of June 30, 1999. Our principal commitments at June 30, 1999 consisted of $586,095 of accounts payable and accrued expenses.

     We had no material commitments for capital expenditures as of June 30, 1999. Our future capital expenditures will be primarily directed at building out additional leased space for our training centers, expanding our manufacturing facility and purchasing simulator spare parts. These amounts in year 2000 are expected to be approximately $250,000.

     We believe that our working capital and capital resource needs will continue to be met temporarily by operations, the borrowings under our bridge loan offering and a contemplated loan from Aims Community College Foundation. We are currently in negotiations with the Aims Foundation to secure a $2,000,000 debt facility to be used to fund the commencement of manufacturing our first simulator for our own training center to be located on the college campus in Greeley, Colorado. The Board of the Foundation has approved the transaction subject to its being able to borrow

$2,000,000 from a local bank under suitable terms and entering into satisfactory contracts with us. One of our primary component manufacturers has stated its intent to provide $1,500,000 in vendor financing. This loan is non-interest bearing and will be repaid after FAA qualification of the simulator.

     We believe that the net proceeds from the sale of our common stock offered hereby and the other sources discussed will satisfy our projected needs for working capital, capital expenditures, fund operating losses and other cash requirements through at least the end of fiscal 2000. These sources include the net proceeds, the Aims Foundation loan, vendor financing, and the sale of fractional interests in the second half of 2000. These funds will be used primarily to manufacture simulators (the first three of which will cost approximately $12,500,000 through the year 2000) and to provide needed working capital of approximately $1,800,000 per year.

     Funds for the manufacturing of subsequent simulators and for ongoing operations will come from the monthly contract revenue from the training centers and the sales of fractional ownership interests to regional airlines.

                                   BUSINESS

GENERAL

     We develop and manufacture technology-based flight training products for the commercial aviation market. Our products are full flight simulators (which include motion) and flight training devices for the training of pilots. Our products incorporate sophisticated software with modules relating to individual airplane functions.

     We intend to use our manufacturing capabilities and knowledge about simulators to enter into the service business of providing training centers for airline pilots. Our establishment of these training centers will involve manufacturing full flight simulators for the centers, selling fractional ownership interests in these simulators and possibly entering into contracts with customers for their use of simulators.

     We plan to exploit the shortage of simulators for training regional airline pilots in North America. Our proposed simulators are for airplanes used by regional airlines. Also, based on our projections, our fractional ownership interest program will offer an airline a lower upfront cost and lower hourly rates for training its pilots when compared to the current options of purchasing a simulator or paying the hourly rates of our competitors.

     In order for an airline to use a simulator to satisfy pilot training requirements of the FAA, the FAA must have qualified the simulator. We are one of four companies that manufactures FAA qualified full flight simulators used in North America. To our knowledge, in North America only one other company, FlightSafety International, Inc., manufactures flight simulators for its own pilot training centers.

STRATEGY

     Our objective is to increase significantly our revenues by increasing the volume of simulators we manufacture and sell and by providing training centers for airline pilots. In order to achieve this objective, we plan to:

     - Utilize our experience with simulators to establish training centers with recurring revenues.

     - Maintain our position as a low cost provider of simulators, which in turn involves the use of modular software developed by us and the use of manufacturing team members who have been trained by us over the last three years.


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

     - Build simulators primarily for our training centers, with only a portion of our manufacturing capacity used for products sold to unaffiliated third parties.

     - Sell fractional ownership interests in our training center simulators. Alternatively, engage in a sale-leaseback transaction with a leasing company for a simulator in order to realize cash at the time of completing a simulator and enter into contracts with customers for the use of the simulator.

     - Provide services and maintenance related to the training centers and simulators.

     - Focus on regional airlines whose training needs our management expects to grow and create higher demand for simulators.

     - Consider acquisitions (whether outright or in joint ventures) of existing simulators or training businesses to start or enhance revenues from training services.

MARKET OVERVIEW

     TRAINING AIRLINE PILOTS

     Commercial airline pilot training in the United States includes initial, upgrade, transition and recurrent training in the operation and performance of airplanes. Initial training concerns instruction of pilots in the operation of an airplane group (such as an airplane powered by turbo-propellers or an airplane powered by jet engines) in which the pilot has not previously been qualified. Upgrade training encompasses instruction of a crew member to become a pilot in command or second in command of an airplane. Transition training concerns the instruction of pilots in the operation of a different airplane within the same group. Recurrent training is to keep pilots adequately trained and proficient with respect to the pilot's current airplane. Pilots in command and first officers must successfully complete recurrent training every six months and 12 months, respectively. The FAA requires all of these types of training.

     Instruction for pilots can be in simulators, can be in-flight using an actual airplane or can be a combination of these methods. Training in a simulator enables a pilot and airline:

     - To practice procedures and techniques in a controlled environment, including maneuvers that would be hazardous or prohibitive in actual flight, such as responding to a fire, an engine shutdown, a total system failure or other emergencies that cannot be demonstrated on an airplane.

     -    To eliminate risks of damage to the airplane.

     - To realize significant cost savings when compared to the cost of flying an airplane for training.

At the airline's option, a pilot can satisfy all or a significant portion of the FAA training requirements in an FAA approved simulator. The FAA also requires the use of simulators for high risk, low-altitude windshear flight training.

     Effective in March, 1997, the FAA issued a new regulation applicable to all airlines that operate scheduled air carrier service in airplanes having more than nine passenger seats. This new regulation encompasses regional airlines, which, prior to this time, were subject to regulations for charter operations. Among its provisions, the FAA regulations require all regional airlines to conduct pilot training and reviews in accordance with the same provisions that apply to major airlines. The FAA intended this significant change to encourage one standard level of safety for all air carriers, regardless of the size of their airplane fleet or the range of their flight operations. In connection with this new regulation, the FAA also adopted a policy of encouraging regional airlines to utilize simulator training for pilots in addition to or in lieu of training in airplanes. These changes have brought about a shortage of simulators as the demand for pilot training from regional airlines and others in commercial aviation rises.

     MARKET SEGMENTS

     The market for training pilots in commercial aviation includes the segments described below.

     REGIONAL AIRLINES. Regional airlines means passenger-carrying operations that are conducted (1) by jet powered airplanes, or airplanes having more than nine passenger seats or airplanes with a certain payload, and (2) between any points within the 48 contiguous states of the United States, or entirely within any state, territory or possession of the United States or between any point within the 48 contiguous states and any specifically authorized point located outside of the 48 contiguous states. We estimate that there are 60 to 70 regional airlines operating in the United States and Canada. The market for the training of regional airline pilots is growing because of:

     -    The FAA regulations as described above.

     -    The growth in regional airline passengers.

     -    The increasing shift from turbo-propeller airplanes to regional jets.

     - The effects of major airlines hiring pilots away from the regional airlines.

     In the United States, 71.1 million passengers boarded airplanes operated by regional airlines in 1998, compared to 35.2 million in 1988. The number of passengers increased 7% in 1998 over the 1997 year, and there has been a 25% increase in U.S. passengers boarding regional airlines during the past four years. (This data is from reports issued by AvStat Associates and the Regional Airline Association.)

     U.S. regional airlines operated 2,150 airplanes in 1998, an increase of 2% from the 1997 fleet. Regional jets have been providing an increasing percentage of the regional airlines capacity, reaching 24% at the end of 1998 as measured by the number of passenger seats. (This data is from reports issued by AvStat Associates and the Regional Airline Association.) These jets are a significant reason for the growth of regional airlines. They fly farther than turbo-propeller airplanes, which enables the airline to reach a larger market share.

     Pilot training requirements of a regional or other airline are directly related to training events that take place. These training events include, for example, recurrent training of an airline's existing pilots and promotion of a co-pilot to the pilot in command.

     Additional training events occur each time a pilot or co-pilot leaves an airline. This attrition can be caused from a number of reasons, including moving to a major airline or retiring. Major airlines are hiring new pilots to meet their growth. The majority of the new pilots hired by major airlines come from the regional airlines. For every pilot a major airline hires from a regional airline, the regional airline must train the replacement pilot as well as the other persons who become pilots or copilots as a result of that replacement.

     Another significant training event is the addition of a new airplane. Regional airlines in general have ten pilots (five captains and five co-pilots) to operate each airplane on a rotating schedule. Therefore, each new airplane can result in ten pilot training events concerning the hiring of new pilots or co-pilots to the new airplane. Other related training events may also occur. For example, if an airline receives a new regional jet, it may have five co-pilots of the same jet model become captains for the new jet, resulting in upgrade training. Ten pilots in a turbo-propeller airplane may then have transition or upgrade training so that they can become five of the jet co-pilots on the new airplane and replace on the older jet the five co-pilots that became captains. New pilots replacing those moving from the turbo-propeller airplane may also be hired and have either initial or transition training.

     MAJOR AIRLINES. Major airlines include air carriers conducting the same operations as a regional airline and also having flights to destinations outside the contiguous 48 states. Ten major airlines are headquartered in the United States. Major airlines typically own and operate all training centers necessary for their pilots and for that purpose purchase simulators.

     CARGO CARRIERS. These airlines are generally carriers without fixed schedules. They are treated like major or regional airlines for purposes of FAA training requirements.

     CORPORATE MARKET. The market for corporate airplanes is diversified and includes many different types of airplanes and pilot training requirements. A corporate pilot typically operates under FAA requirements for chartered airplanes flying executive jets or small charter company airplanes.

     FLIGHT SCHOOLS. This market consists of universities with aviation programs and independent flight schools. There are estimated to be over 100 universities and over 350 flight schools in the United States.

     We focus on regional airlines, although we may serve customers in other market segments.

     DEMAND EXCEEDING SUPPLY

     The simulators which we plan to manufacture and place in our training centers are for airplanes that are used by regional airlines and for which we believe a sufficient number of simulators are not available to meet all of the training demands of these airlines. The particular airplanes are the Beech 1900, Bombardier CRJ jet, the Embraer ERJ jet and the Fairchild-Dornier 328 jet. The first three airplanes are part of the existing fleets of regional airlines, and the Fairchild-Dornier 328 jet is a new jet, with first deliveries to regional airlines scheduled to occur in the year 2000.

     We have conducted for internal purposes, based on published data and phone calls to airplane manufacturers, an analysis of full flight simulators that we estimate regional airlines in North America could use for these four airplane models. This analysis is calculated on the basis of (1) the number of airplanes currently in the fleets of regional airlines in North America,
(2) the number of airplanes to be delivered to these regional airlines,
(3) the total number of pilots, (4) a 10% failure rate for recurrent training, (5) a 30% annual pilot turnover for regional airlines, reflecting the current average, and (6) the assumption that 100% of the FAA training requirements are met through the use of a simulator, rather than in-flight training. These factors allow a calculation of training events and a total number of training hours that are required, including some training that will be done in flight.

     The following table summarizes our internal analysis of simulators that could have been used in 1998 for three airplane models as to which we intend to manufacture simulators after this offering.


                                             [PICTURE OF              [PICTURE OF              [PICTURE OF
                                          BEECH 1900 AIRPLANE]   BOMBARDIER CRJ AIRPLANE]  EMBRAER ERJ AIRPLANE]

                                                                     Bombardier CRJ            Embraer ERJ
Elements                                     Beech 1900                100/200/700               145/135
--------                                     ----------              --------------            -----------
Number of airplanes                               291                       166                       63

Number of new airplanes delivered                  45                        61                       63

Total number of pilots                          2,910                     1,600                      630

Total training hours required                  86,567                    60,688                   35,784

Number of simulators required                      12                         8                        5

Simulators currently available                      6                         5                        3

Simulators needed to meet demand                    6                         3                        2


     The following second table summarizes our internal analysis of simulators that could be used in future years for four airplane models, including the Fairchild-Dornier 328, to accommodate new airplanes delivered to regional airlines IF the same number of new airplanes are delivered in a future year as in 1998.

                                                        Bombardier          Embraer       Fairchild-
                                                            CRJ               ERJ          Dornier
Element                               Beech 1900        100/200/700         145/135          D328
-------                               ----------        -----------         -------       ----------
Number of airplanes delivered               45                61                63              60

Total number of new pilots                 450               610               630             600

Total training hours required           11,160            15,128            15,624          14,880

Number of simulators required              1.6               2.2               2.3             2.1


     TRAINING PRODUCTS

     FULL FLIGHT SIMULATOR

     Full flight simulators replicate the on-ground and in-flight performance of an airplane and have a full-size cockpit environment. The cockpit includes advanced day/night visual display systems. Actual airplane parts are utilized to replicate the look, sound and feel of the airplane's on-ground and in-flight operations. Full flight simulators include motion. The cockpit and its instrumentation are connected to a hydraulically powered platform and computer systems that move the cockpit and change the instrument readings in response to action of the pilot trainee or the instructor. The instructor may activate the computer to change flight conditions and airplane performance and to introduce malfunctions, emergencies and airport approaches as desired.

     Our sales price for full flight simulators range from $4,500,000 to $12,000,000, depending on the airplane type and the level of qualification. Our manufacturing time typically ranges from 14 to 24 months, depending on the airplane model. Because a large percentage of the manufacturing time relates to the modification of software and engineering for each specific airplane, our manufacturing time for additional simulators of a specific airplane can be reduced to approximately 12 to 18 months after we have manufactured the first simulator for the specific airplane.

     FLIGHT TRAINING DEVICES

     A flight training device typically does not have motion or visual display systems. Flight training devices feature cockpit environments with high fidelity airplane panels, avionics, displays and flight controls to replicate an actual airplane. Flight training devices are used to master skills associated with individual flight tasks and particular cockpit procedures. Although we have manufactured flight training devices, we intend to focus in the next few years primarily on manufacturing full flight simulators.

     Our sales prices for a flight training device range between $500,000 and $3,000,000, depending on the airplane type and the level of fidelity. Our time for manufacturing a flight training device typically ranges from 12 months to 18 months. Because of the time required to modify software for each specific airplane, our manufacturing time for additional flight training devices of a specific airplane can be reduced by approximately three to five months after we have manufactured the first flight training device for the specific airplane.

     FAA QUALIFICATION

     The FAA defines four levels of full flight simulators - A, B, C and D. The most sophisticated are Levels C and D. The FAA defines seven levels of flight training devices - Levels 1 through 7, with Level 7 having the highest sophistication. These levels determine what type of pilot training required by the FAA can be satisfied by the use of the full flight simulators or flight training devices.

     The FAA must qualify or approve the full flight simulator or flight training device before it can be used to receive FAA training credits. The FAA has requirements for the manufacturing of simulators. The FAA's qualification process includes many tests of the simulator regarding systems and flight performance.

     MANUFACTURING PROCESS

     Our manufacture and design of a simulator involves the following steps:

     - Obtain data on the physical configuration and flight characteristics of the airplane to be simulated. Data can be purchased (1) from the manufacturer or (2) from a third-party supplier who conducts flight testing of the airplane over a period of one to three months. The cost of this data can range from $400,000 to $1,000,000.

     - Design the specifications of the airplane into our standard manufacturing process. This activity involves coordinating the simulator's platform, the size of the airplane, control setups and how the airplane's systems work.

     - Order parts for the simulator from vendors. The time between ordering and receiving parts can take up to 12 months. One part can cost up to approximately $1,500,000.

     - Develop software to simulate the operations of the airplane, including the airplane's aerodynamics, systems and environment. This step can take up to 12 months and can be concurrent with other steps.

     -    Integrate the hardware components and the software.

     -    Test the simulator.

     - Obtain the FAA's qualification for the simulator. Because we have previously obtained FAA qualification of a simulator, we expect that future qualifications for a simulator will take three to five business days.

     Currently we subcontract the manufacture of various components, such as the base frame for simulators. We expect in the future to subcontract additional components, including the cockpit shell.

     Since our inception, we have been in the process of manufacturing from one to three simulators at any one time. After this offering, we plan to increase our volume to three or six simulators being manufactured at any one time.

     SOFTWARE

     We have developed a software technology unique for simulators. This software has an advanced architecture which has modules simulating the individual airplane functions. The software has the advanced C++ programming language. The software is used to simulate airplane functions and to link components. The advantage of this modular software is that it adapts readily from one simulator program for an airplane to another simulator program for a different airplane. The modular features enable us to decrease the software development costs across the airplane models. For example, up to 75% of the software used in a Beech 1900 simulator can also be used for another turbo-propelled airplane simulator.

     PROPRIETARY RIGHTS

     We have proprietary rights in our software, know-how and names used in our business. We do not have any patents or registered trademarks for any of these items. We rely on copyrights, common law rights concerning names and trademarks and trade secret protections for our proprietary technology. We grant a license to a buyer of a simulator to use the software in the simulator.

     SUPPLIERS

     We acquire components for simulators from outside suppliers. Our purchases are made from approximately 100 suppliers. Only a few suppliers account for the higher price components, such as the visual display system, the motion system, the control loading system, computers and instrumentation. We believe that more than one supplier exists for each of the components needed for our products.

     WARRANTIES

     As part of any contract with the purchaser of a simulator, we negotiate a warranty on our product. Typically, the warranty covers defects in design, materials or workmanship for a period of from 3 to 12 months. We have not incurred, to date, any significant expenditures for warranty coverage.

     RESEARCH AND DEVELOPMENT

     We have not made expenditures for research and development activities during 1998 and 1997. The primary reason is that major components are purchased from outside suppliers. We do have costs for development of the initial simulator of an airplane; these costs are treated as part of the cost of sales.

     ENVIRONMENTAL MATTERS

     Permitting and other requirements under environmental laws are not applicable to our current manufacturing operations. The primary reason is that we purchase components from suppliers and also subcontract some of the work in manufacturing our products. Accordingly, we have not had any material expenditures for compliance with environmental laws.

MARKETING

     We utilize a direct sales structure with our employees and officers marketing our products. Sales are made by contacts in the commercial aviation business and attendance at industry trade shows. With over 100 combined years of experience with simulators for aviation, our top four operations personnel have established relationships with a number of potential customers.

     We also intend to keep potential customers for our simulators informed of our progress regarding each simulator by newsletters and postings on our website.

SALES

     Since commencement of our operations, we have completed five simulators for customers. These sales are summarized below.

     - B767 - 200 Level C Full Flight Simulator Modernization. This program involved the modernization for Airborne Express of its own simulator to meet FAA Level C qualification. This work included incorporating the latest data package from Boeing, upgrading computers and modifying the windshear function, instructor station and software. This project was completed in 1998.

     - Beech 1900D Level B Full Flight Simulator. This full flight simulator was designed and manufactured for TechniFlite of America, Inc. and is used in pilot training for regional airlines. This simulator includes features such as a 6 degree of freedom motion system, 150 degree day/night visual capability and Level C flight performance. This simulator was qualified by the FAA and represented the first qualification of a full flight simulator for a new company in 13 years. This project was completed in 1998. We shared development costs on this project with TechniFlite, resulting in a price below our manufacturing cost, in order to obtain the business and prove our ability to manufacture a sophisticated, FAA qualified simulator.

     - A-320 Level 5 Flight Training Device. We completed an A-320 Level 5 Flight Training Device for Northwest Airlines in 1998. The Level 5 provides training for system dynamics, flight controls and systems malfunction.

     - Regional Jet Full Flight Simulator. In 1998, we, working with the Korean Aerospace Research Institute of South Korea, completed development of a full flight simulator, with the capability of having motion added, to meet design and training requirements for Korea's next generation of regional jet airplanes. The simulator provides cockpit, control loading, visual system, sound and airplane system software.

     - TC-12B Level 6 Flight Training Device. In June of 1999, we completed the manufacture of a flight training device simulating the TC-12B, which is a Beech 200 airplane. We manufactured this device under a contract with Thomson Training & Simulation and delivered it to the United States Navy.

     We have in process an additional TC-12B Level 6 Flight Training Device for Thomson Training & Simulation. We expect to complete and deliver this device by the end of September, 1999.

     In addition, we have in process one contract with Aims Community College in Greeley, Colorado, for a flight training device simulating the Cessna 172. This contract is expected to be completed in September, 1999. This Level 3 device is for use by students at this college.

     We contemplate that production will be devoted in the foreseeable future to our proposed training centers, although some simulators may be available for sales to unaffiliated third parties.

TRAINING CENTERS

     Our proposed training centers will use simulators manufactured by us. The initial simulators for this purpose are described under "NEXUSim Program." We intend to have from one to four simulators at each training center and operate each training center.

     Our management intends initially to open three training centers. We will determine the location of the simulators based upon the interest of our customers in the NEXUSim Program. We will lease the physical space for the centers. The size of each initial center is expected to be approximately 10,000 square feet.

     We plan to provide what is referred to as "dry" training, that is, training without an instructor. The customer will provide its own instructor. If requested, we will evaluate and possibly provide an instructor.

     The proposed steps involved in establishing a "dry" training center include but are not limited to the following:

     - Determine the level of interest of regional airlines in our simulators and a training center, the number of hours of a simulator needed by the potential customers and the specific airplane to be simulated. This step is underway for the initial training centers.

     -    Determine the location of the training center.

     -    Arrange for the lease for the center.

     -    Modify any facility to accommodate at least one simulator.

     - Engage persons to administer training centers and maintain the simulators.

     -    Transport the simulator to the training center.

     -    Obtain FAA qualification of the simulator at the training center.

     - Enter into management contracts at the same time as selling fractional ownership interests in a simulator or entering into contracts with customers for their use of simulators.

NEXUSim PROGRAM

     FRACTIONAL OWNERSHIP INTERESTS

     We have commenced the implementation of a fractional ownership interest program called "NEXUSim." This program is designed to provide simulators to the commercial aviation markets, particularly regional airlines. We contemplate that the NEXUSim program will permit a customer to purchase a fractional, undivided ownership interest in a simulator. It allows us to receive through the sale of the fractional ownership interests a return of development and manufacturing costs for the simulator and to enter into the training business.

     We believe that we are the first in the industry to offer fractional ownership interests in simulators. The concept is modeled after the sale of fractional ownership interests in business jets. A key to the success of the NEXUSim program and our proposed training centers is the ability to market our simulators and provide low cost training for the pilots of the fractional interest owners.

     The NEXUSim program involves the following significant features:

     - Sell up to seven fractional ownership interest shares in each simulator. Any customer may purchase one or more shares. We may retain the ownership of one share, which we would utilize for training unaffiliated third parties. It is estimated that the capacity of each simulator, being used for 20 hours per day, is approximately 7,000 hours per year.

     - Have each fractional ownership interest entitle the owner to 1,000 hours per year. As the administrator, we will determine the scheduling of any specific time.

     - Accompany the fractional ownership interest with an agreement to maintain and administer the simulator as part of a training center.

     - State a right of first refusal for our benefit regarding a transfer of each fractional ownership interest in the simulator.

     - Have the owner arrange the financing for the purchase price of the fractional ownership interest. We might also endeavor to arrange a financing package for customers who purchase fractional ownership interests.

     SALE AND LEASEBACK

     In the event that we are not able to sell successfully fractional ownership interests in a simulator, we intend to achieve substantially similar benefits under the NEXUSim program through a sale-leaseback transaction. After selling a simulator to a leasing company and leasing it back, we would contract with customers for their scheduled use of a simulator in one of our training centers. The significant features of the NEXUSim program would remain the same as stated in the previous section except that:

     - We would receive an amount of cash in the sale-leaseback transaction determined in negotiations with the leasing company.

     - We would lease interests to customers in 1,000 hour increments of time for a specified period, initially proposed to be three years.

     - The contract arrangement would not allow a transfer or sublease of the interests.

     INITIAL PRODUCTS UNDER NEXUSIM PROGRAM

     We propose that the first three simulators manufactured as part of the NEXUSim program and placed in training centers will constitute the following:

     - A Beech 1900 Level C Full Flight Simulator. This simulator may be part of a proposed joint arrangement with Aims Community College Foundation discussed on page 46. Work on this simulator is to commence in August 1999, with completion scheduled for September 2000.

     - A Beech 1900 Level D Full Flight Simulator. We plan to commence work on this simulator in October 1999 and to complete the simulator in November 2000.

     - Regional Jet Full Flight Simulator, Level D, for a regional jet of a specific type determined by the proposed customers. We contemplate starting the manufacture of this simulator in November 1999 with completion scheduled for June 2001.

     The following table shows the proposed manufacture of the first three products and additional products over the next five years. Proceeds received by us from the sale of a simulator will be used to fund the manufacturing costs of additional simulators.

                  [Graph of Proposed Manufacturing Schedule

Simulator Type
--------------
B1900             Third quarter 1999      to      Third quarter 2000
RJ                Fourth quarter 1999     to      Third quarter 2001
B1900             Fourth quarter 1999     to      Fourth quarter 2000
RJ                Third quarter 2000      to      Fourth quarter 2001
RJ                Fourth quarter 2000     to      First quarter 2002
RJ                Fourth quarter 2000     to      Fourth quarter 2002
B1900             Third quarter 2001      to      Third quarter 2002
RJ                First quarter 2002      to      Second quarter 2003
RJ                Second quarter 2002     to      Third quarter 2003
RJ                Fourth quarter 2002     through 2003

B=Beechcraft Airplane
RJ=Regional Jet Airplane]

     The types of simulators proposed by us and the timing of manufacturing the simulators are subject to change. The final determination will depend upon the training needs of proposed customers who sign letters of interest, the timing of completed sales of each simulator and our cash flow.

     LETTERS OF INTEREST

     We have obtained a few letters of interest regarding fractional ownership interests in simulators. These letters of interest are with regional airlines and are not binding.

     We will not request a definitive agreement with a proposed owner of a fractional interest until approximately 30 days prior to FAA qualification of a simulator. This short timeline is necessary because our potential customers for the NEXUSim program tend to focus on their immediate pilot training needs and specific dates for that training. It is not certain that any party signing a letter of interest will actually enter into a definitive agreement.

     ACQUISITIONS

     We have engaged in discussions with parties for the purchase of existing simulators or pilot training businesses. Any transaction of this nature could involve acquiring a simulator alone, acquiring a business using a simulator or forming a joint venture regarding that equipment. It is not known whether the purchase price for any transaction would be paid in stock, cash or both. An acquisition, if pursued, could involve a business with significantly more revenues than we have generated prior to this offering. The purpose of any acquisition of this nature would be (1) to enter the business of providing training services, with resulting revenues, at an earlier time than is possible through our establishing our own training centers, or (2) to expand our training services. There are presently no agreements or understandings relating to any specific acquisition.

JOINT ARRANGEMENTS FOR TRAINING CENTERS

     As of July, 1999, we have proposed a joint arrangement with the Aims Community College Foundation for financing partially our manufacture of a simulator to be used in a training center at or near Aims Community College in Greeley, Colorado. Aims Foundation is a non-profit organization related to Aims Community College, which has a pilot training program. Under this arrangement, in summary, the parties propose to do the following:

     - Aims is to loan to us $2,000,000 of the estimated $3,500,000 cost to develop and manufacture a Beech 1900D Full Flight Simulator, Level C. This is the same type of simulator we completed in 1998 for another party. We plan to commence work on this simulator for Aims in August, 1999.

     - We are to manufacture the Beech 1900D simulator and qualify it with the FAA within 14 months from the start date of the manufacturing.

     - In repayment of Aims' loan, we are to pay $2,000,000 in approximately 14 months, plus monthly interest accruing at 8% per annum. We contemplate that the source of this repayment may be proceeds of selling four fractional ownership interests in the simulator.

     - We are to transfer one fractional ownership share, allowing 1,000 hours of training at no additional charge, to Aims Community College. We will also market for Aims the simulator hours to which Aims is entitled but does not intend to use. We will be paid a per-hour fee to market these hours of training.

     - Aims Community College will have a right of first refusal to acquire any other fractional ownership interest sold in the simulator by other owners.

     - Aims Community College or a related party will lease to us approximately 4,000 square feet required for this particular simulator in a building located on or near the Aims Community College campus, and the building will meet our specifications. We will lease the building for an initial term of 10 years, with subsequent options to renew the lease. The annual lease payment during the first 10 years will be $115,000 for each of the first four years, $125,000 for the years five through seven, $135,000 in years eight to ten and $145,000 for up to ten years in optional renewals of the lease.

     - We will place a training center in that building, and we will manage the training center.

     We have also discussed a joint arrangement with an individual in Canada to form an entity owned 70% by us and 30% by the individual. We would serve as the manager of the entity. The purpose of the arrangement is to establish and operate a training center in Canada, using a simulator manufactured by us. The individual is to arrange debt financing for part of the costs of the proposed training center and of the simulator to be manufactured by us for use at the center.

     We cannot predict whether the parties to either of the two arrangements described above will move forward with the proposal and execute a final agreement.

BACKLOG

     The Company has no backlog of contracts or orders for simulators other than the contracts in process. These contracts include the Cessna 172 simulator described above and the second TC-12B Flight Training Device for Thomson Training & Simulation, both of which will be completed by September 30, 1999.

DEPENDENCE ON CUSTOMERS

     In our manufacture of simulators for unaffiliated third parties, we have served, and will continue in the future to serve, a few customers or possibly one customer at any particular time. The NEXUSim program will broaden the base of our customers, with up to seven customers for each simulator. These customers will also utilize our training center containing their simulator.

     Because of the limited number of customers at this time and for the foreseeable future, we are dependent upon maintaining and satisfactorily serving our customers. The loss of any one customer, because of a bankruptcy of the customer, cancellation, delay or other events, could materially and adversely affect our present and future revenues. If the loss of a customer relates to our performance, that loss could also have a negative impact on our reputation in the industry.

     Our universe of potential customers is limited to a relatively small number because it consists primarily of regional airlines in need of, or conducting, pilot training. Any developments in that industry or how members of that industry view us can have a significant effect on us.

COMPETITION

     We face intense competition in the manufacture and sale of simulators and in our proposed training services.

     MANUFACTURING

     In addition to us, three companies manufacture and sell most FAA qualified full flight simulators used in commercial aviation in North America. These companies are FlightSafety International, Inc., CAE Inc. and Thomson Training & Simulation. CAE manufactures more than a majority of the full flight simulators added each year in North America. Reflectone Inc. also manufactures full flight simulators but primarily at this time for the United States military. Two other companies manufacture flight training devices for the North American marketplace, and one of them also manufactures certain full flight simulators. Further, a number of smaller companies manufacture flight training devices, but we do not consider them as competitors because they provide products with a lesser level of sophistication. Our competitors operate domestically and internationally and are significantly larger than us in terms of revenues, assets and employees.

     Two of our competitors make at this time FAA qualified full flight simulators for airplanes used by regional airlines. FlightSafety makes simulators for the Beech 1900 airplane and regional jets; CAE produces simulators for regional jets.

     We also compete with the alternative of in-flight training. However, we believe that the FAA requirements, together with the complexity of current airplanes, make the training with simulators more comprehensive and cost effective.

     In our manufacture and sale of simulators, we compete primarily on the basis of low prices and the type of airplane being simulated. Our efforts to keep costs low are helped by our proprietary software which allows cost savings when manufacturing simulators. We and other manufacturers are all favorably affected by the limited number of simulators for specific airplanes used by regional airlines and a growing demand for these simulators. We also hope to obtain a competitive advantage by offering our fractional ownership interest program which allows an airline to have initially a low out-of-pocket expense and low hourly rates for use of a simulator.

     The quality of all simulators must be high, and the simulators must all match the specifications of an airplane and FAA requirements. Like our competitors, we must continually strive to improve our quality and responsiveness to the needs of airlines and other customers in commercial aviation.

     A competitive disadvantage of our manufacturing operations results from our small size and relatively short time in the industry. Another competitive disadvantage for us in securing unaffiliated third party manufacturing contracts has been our requirement that the customer make progress payments on the manufacture of simulators. Some manufacturers in the industry allow payment of the purchase price when a product is completed.

     TRAINING CENTERS

     Approximately 15 training organizations located throughout the United States provide pilot training with full flight simulators. These training organizations include FlightSafety. FlightSafety has a number of training contracts with major and regional airlines as well as corporate customers. The other competitors include major airlines, commercial training organizations and government agencies. A majority of these organizations do not have simulators for airplanes used by regional airlines.

     To the knowledge of our management, most regional airlines have not bought simulators. Instead, they rely upon training organizations and a few major airlines for training with simulators.

     Other parties may possibly enter into the training business by buying a simulator. The likelihood of a competitor entering the training business by this approach is decreased somewhat because of the limited availability of simulators for specific airplanes.

     Our proposed training centers in connection with the NEXUSim program will compete primarily on the basis of a low price overall for training services and the limited availability of simulators for specific airplanes used by regional airlines. Our low price will depend upon our ability to keep costs low in our manufacturing of the simulators used in the training centers. A competitive disadvantage to our proposed training centers results from our small size and our being a new entrant in the training business. Our ability to complete sales to a regional airline may also be affected by long-term contracts between FlightSafety or another training organization and the regional airline.

     We will aggressively market our service through direct contact. We plan to keep potential customers informed of progress on simulators so that the potential customer can take into account our schedule in dealing with other training organizations.

     Also, our attracting customers for the proposed training centers depends, at least in part, on the sales of fractional ownership interests in simulators or leasing interests in simulators following a sale-leaseback. Thus, the fact that the NEXUSim program is a new concept for pilot training centers, and the other competition factors noted above for manufacturing, will affect our sales of training services.

GOVERNMENTAL REGULATION

     In the United States, the Federal Aviation Administration regulates the operation of airlines and related activities. As mentioned earlier in this prospectus, the FAA has requirements for the training of pilots, encourages the use of simulators and sets forth standards for simulators. Each simulator must be qualified and approved by the FAA for a pilot training center and be maintained in accordance with FAA requirements.

     In addition, the FAA regulates training centers for pilots and other members of a flight crew. Each "wet" training center (i.e., an instructor made available as part of the training center) must be approved by the FAA and must comply with training specifications of the FAA. These specifications concern, among other things, qualified instructors and the adequacy of the facility. As mentioned earlier in this prospectus, we intend to provide only "dry" training. On a case by case basis, we may consider supplying the instructor for the simulator. In such case, the instructor would have to be approved by the FAA, but we would not be subject to all of the other FAA specifications concerning training centers. The airlines will be responsible for complying with the other FAA specifications.

EMPLOYEES

     At June 30, 1999, we had approximately 21 employees, of which 18 were full time employees. Seventeen were engaged directly in project related engineering and production activities; one was engaged in accounting and finance; and the remaining three were officers engaged in operations, administration and sales. With the anticipated increase in concurrent production of up to six simulators, we expect to increase our work force to up to approximately 60 employees.

     Most employees are salaried workers. No collective bargaining unit represents our employees. We have never experienced a work stoppage and consider our relations with employees to be satisfactory.

OUR FACILITY

     We lease our current facility and own most of our equipment. Our facility, located in Englewood, Colorado, has approximately 16,000 square feet located in an industrial park and was constructed in 1998. The facility includes approximately

12,000 square feet dedicated to manufacturing, with the remaining space used for engineering and corporate offices. The lease for this facility is for a term ending May 31, 2003. We have the right to extend the lease for an additional five years on the same terms and conditions except that the base rent will be revised to an adjusted market rate rent. We pay a monthly base rental rate of from $7,020 to $7,488 depending upon the year of the lease.

     We believe that this facility is adequate for current operations. However, if we increase manufacturing levels to four or more simulators at the same time and increase our engineering personnel, as may occur in 2000, we may need to relocate or lease additional space elsewhere.

     As part of our entry into training services, we intend to lease space for three or more training centers. It is contemplated that each of these centers will, in general, have approximately 10,000 square feet.

LIABILITY INSURANCE

     Among other things, we and others in our industry have exposure to potential liabilities relating to the use of a simulator. This large equipment could injure or kill persons training or working with the equipment. Also, when there has been an airplane accident in the United States allegedly involving pilot error, plaintiffs have made claims against training organizations and the manufacturers of simulators, alleging responsibility for the error.

     Because of the risks entailed in our business, we maintain general liability insurance. The insurance is provided on the basis of events occurring during the policy period and has been in effect since March, 1996. Policy limits of our product liability insurance have been and are $1 million per occurrence with an aggregate maximum of $2 million. We have not had a product liability claim.

YEAR 2000 ISSUES

     We have determined that our computers and products are prepared to recognize the Year 2000 and other years in 21st Century. Our modular software does not have features relating to a date. Accordingly, any Year 2000 issues that may affect us will be caused by the lack of preparedness on the part of customers or suppliers with which we do business.

     We have contacted our suppliers to determine that their products sold to us comply with Year 2000; our inquiry did not cover all operations of the suppliers. It is possible that non-compliance with Year 2000 by either our suppliers or their suppliers may result in the late deliveries or non-deliveries of components to us, which would result in late or non-deliveries to our customers. Because the supply chain may be long, we cannot be certain that Year 2000 issues will not pose a problem.

     We have not developed contingency plans for Year 2000 issues. However, we have not been made aware of any Year 2000 issues at our suppliers and are generally aware of alternative suppliers for components in our products.

LEGAL PROCEEDINGS

     There are no material legal proceedings pending or, to our knowledge, threatened against us.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors are:

NAME                                                  AGE       POSITION
----                                                  ---       --------
Ronald C. Ellington........................           55        Chairman of Board of Directors and Chief
                                                                Executive Officer

Bruce S. Betschart.........................           51        President and Chief Operating Officer

Robert E. Sawyer, Jr.......................           54        Vice President, Engineering, Secretary and
                                                                Director

Charles Douglas............................           46        Vice President, Operations

Leonard Hawkins............................           52        Director

     We currently have four directors. Our Articles of Incorporation provide for a classified board of directors with each director serving staggered terms of three years. The board of directors is divided into three classes:
Class I, whose term will expire at the annual meeting of stockholders to be held in 2000; Class II, whose term will expire at the annual meeting of stockholders to be held in 2001; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2002. Mr. Hawkins and Mr. Sawyer are the class I directors, Mr. Ellington is the class II director and Mr. Betschart is the class III director. At each annual meeting of stockholders beginning with the 2000 annual meeting, the successors to directors whose terms expire will be elected to serve from the time of their election and qualification until the third annual meeting following election or until their successors have been elected.

     A brief description of the background and business experience of our executive officers, directors and key employees are set forth below.

     RONALD C. ELLINGTON. Mr. Ellington became in January 1999, a consultant to the President for financial and strategic planning. Mr. Ellington became Chief Executive Officer of TDI in April, 1999 and the Chairman of the Board of Directors in July, 1999. From 1994 to 1998, Mr. Ellington was a management consultant, providing merger and acquisition, management, and corporate and real estate investment banking services through his own company. From 1992 through 1994 he was Senior Vice President and Chief Operating Officer of Dorsey & Company Securities, Inc. a privately owned full service securities firm in New Orleans, Louisiana, and from 1990 to 1992 he held other positions at that firm. He has over 20 years of chief executive officer and chief operating officer experience with a variety of mid-sized manufacturing, financial services and real estate companies, the largest of which had 30 employees and over $100 million in sales. Mr. Ellington has directed strategic plans, forecasting, budgeting, mergers and acquisitions, turnarounds, product pricing, capital formation, investor relations, employee compensation plans, sales and marketing. He received his Master's and Bachelor's degrees in Journalism from the University of Georgia.

     BRUCE S. BETSCHART. Mr. Betschart co-founded TDI in 1995 and since that time, has served as President and Chief Operating Officer and as a member of the Board of Directors. From 1989 to 1995, Mr. Betschart was Vice President, Product Development of CTA Incorporated, a simulator products company. CTA developed 21 flight simulators during his tenure. In 1986, he founded I.C. Sim Incorporated, a simulator software company, and served as its President until 1989 when it was sold to CTA. Mr. Betschart has over 25 years of experience marketing, designing, manufacturing and servicing simulators and simulation products. Mr. Betschart was a U.S. Navy carrier pilot and a commercial pilot with Continental Airlines. Mr. Betschart received his BS degree in Aeronautical Engineering from San Jose State University.

     ROBERT E. SAWYER, JR. Mr. Sawyer cofounded TDI in 1995 and since that time has served as Vice President of Engineering and as a member of the Board of Directors. Prior to starting TDI, Mr. Sawyer was the Vice President, System Engineering at CTA Incorporated, where he was the lead software engineer for simulator and simulation programs. Prior to joining CTA in 1989, he founded, with Mr. Betschart, I.C. Sim Incorporated, where he served as Vice President. At I.C. Sim, he was the principal architect on the development of MSS, an advanced simulator software product that was sold to every major airframe manufacturer and aerospace company in the United States. MSS was used to develop simulators for the F-16, F-15, F-18, F-22, F-23, AH-66 and F-14 military airplanes; and the B747 and

B727, Piper Malibu commercial airplanes. Mr. Sawyer received his BS in Electrical Engineering from the University of Illinois.

     CHARLES DOUGLAS. Mr. Douglas has served as Vice President of Operations since TDI was founded in 1995. Prior to joining TDI, Mr. Douglas was Director, New Business Development for Frasca International and Senior Program Manager for Rediffusion Simulation Incorporated, where he directed the development of 25 full flight simulators, flight training devices and cabin evacuation training programs for commercial airlines. He also provided marketing support to Frasca's flight training device product lines. Mr. Douglas participates on the FAA working groups for the development of Simulator Advisory Circulars. Mr. Douglas received his BS degree in Computer Sciences from the University of Tulsa.

     LEONARD HAWKINS. Mr. Hawkins has served as the Secretary and a member of the Board of Directors of TDI since its formation in 1995. Mr. Hawkins has been employed by Lockheed Martin Corporation (and predecessors) for more than the past twenty years, where he is currently Program Manager, Ground Systems. He has directed the engineering, development and delivery of state-of-the-art object oriented computer systems valued at over $400,000,000, served as Business Manager for a $30,000,000 annual sales business unit, and provided forecasting, budgeting and program tracking for various divisions of Lockheed Martin.

     There are no family relationships among any of our directors, executive officers and key employees.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our Board of Directors has established a compensation committee and an audit committee.

     Members of the compensation committee have not been selected at this time. The compensation committee reviews and approves our compensation and benefits for our executive officers and makes recommendations to the Board of Directors regarding these matters.

     Members of the audit committee have not been selected at this time. The functions of the audit committee are:

     - Review the scope of the audit procedures utilized by our independent auditors;

     - Review with the independent auditors our accounting practices and policies;

     -    Consult with our independent auditors during the year; and

     - Report to our Board of Directors with respect to these matters and to recommend the selection of independent auditors.

DIRECTOR COMPENSATION

     Directors who are also employees of TDI receive no additional compensation for serving as a member of our Board of Directors. We reimburse our directors for all reasonable travel and other incidental expenses incurred in connection with meetings or actions of our Board of Directors.

     We compensate non-employee directors $750 for each Board meeting which the director attends. Also, each non-employee director will receive after this offering options to purchase 15,000 shares of common stock at an exercise price of $10.00 per share. Options as to 5,000 shares will be vested on the date of grant, and the options for 10,000 shares will vest one year from the date of grant if the option holder continues to serve as a director of TDI. Under our current policies, a director who is first elected to the Board of Directors will receive an option to purchase 5,000 shares of common stock for the first year of the director's term, and each director will receive an option for 10,000 shares each year the director remains on the Board. These options will have an exercise price equal to 100% of the fair market value of the common stock on the date of grant.

EXECUTIVE COMPENSATION

     The following table sets forth all cash compensation paid by us to our President and Chief Executive Officer for services rendered in all capacities for the fiscal year ended December 31, 1998. No other executive officer had an annual compensation for 1998 that exceeded $100,000.

                                                                   ANNUAL                        LONG-TERM
                                                                COMPENSATION                    COMPENSATION
                                                                ------------                    ------------
                                                                                                 SECURITIES
         NAME AND PRINCIPAL                                                                  UNDERLYING OPTIONS
             POSITION                        YEAR                  SALARY                         (NUMBER)
         ------------------                  ----                  ------                    ------------------
Bruce S. Betschart,
     President and Chief
     Operating Officer..............         1998                 $105,000                         16,667

     We currently pay to Ronald C. Ellington, who became Chief Executive Officer in April, 1999, an annual salary of $105,000, which is the same salary as our President and Chief Operating Officer.

     The following table provides information concerning grants of options to purchase our common stock made during the year ended December 31, 1998 to the executive officer named in the Summary Compensation Table above.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                              NUMBER OF           PERCENT TOTAL
                              SECURITIES           OPTIONS/SARS
                              UNDERLYING            GRANTED TO
                             OPTIONS/SARS          EMPLOYEES IN           EXERCISE          EXPIRATION
      NAME                     GRANTED              FISCAL YEAR          PRICE($/SH)           DATE
      ----                   ------------         -------------          -----------        ----------
Bruce S. Betschart              16,667                  20.2%               $4.50             8/31/03

     As part of the grants of options to officers and employees in 1998, we granted options to purchase our common stock to other executive officers and persons related to executive officers as follows.

     -    Robert E. Sawyer, Jr., 16,667 shares.

     -    Charles Douglas, 16,667 shares.

     - Jeffrey Betschart, an employee of TDI who is the son of Bruce S. Betschart, 1,667 shares.

     - Steve Sawyer, an employee of TDI who is the brother of Robert E. Sawyer, Jr., 5,000 shares.

Each of the options has an exercise price of $4.50 per share and expires on August 31, 2003.

     In April, 1999, we granted two stock options to Ronald C. Ellington when he became the Chief Executive Officer. The first stock option is for 50,000 shares, at an exercise price of $0.15 per share, and expires on April 27, 2004. The second option of Mr. Ellington is for 40,000 shares, at an exercise price of $4.50 per share, and expires on April 27, 2004. Also in 1999, in accordance with an original employment offer, we granted a stock option to Charles Douglas for 13,333 shares of common stock, at an exercise price of $0.15 per share and with an expiration date of April 27, 2004.

     The following table provides information concerning any exercises of options to purchase our common stock in the fiscal year ended December 31, 1998, and unexercised options and warrants held at fiscal year end by the executive officer named in the Summary Compensation Table. The value of the unexercised options that are in the money was calculated by determining the difference between the initial public offering price of $10.00 per share and the exercise price of the options.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

                 NUMBER OF
                   SHARES                          NUMBER OF SECURITIES
                  ACQUIRED                              UNDERLYING                     VALUE OF UNEXERCISED
                     ON           VALUE            UNEXERCISED OPTIONS                 IN-THE-MONEY OPTIONS
  NAME            EXERCISE       REALIZED          AT DECEMBER 31, 1998                AT DECEMBER 31, 1998
  ----           ---------       --------          --------------------                ---------------------
                                                EXERCISABLE      UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
                                                -----------      -------------     -----------     -------------
Bruce S.
Betschart            0              $0              222              17,111           $1,554           $94,777

1997 AND 1999 STOCK OPTION PLANS

     Our 1997 Incentive and Nonstatutory Stock Option Plan was adopted by the directors as of December 20, 1996 and later amended as to the number of shares available under the plan. Under the 1997 plan, we may grant options to purchase up to 335,667 shares of our common stock. The Company also has a 1999 stock option plan which was adopted by our Board of Directors on July 27, 1999. The 1999 plan has 400,000 shares of our Common Stock available for the grant of options.

     Grants under the 1997 and 1999 plans may consist of (1) options intended to qualify as incentive stock options under the Internal Revenue Code and (2) non-qualified stock options that are not intended to so qualify. Persons eligible to receive incentive stock options under the plans are only our employees; non-qualified stock options may be granted to employees, directors, consultants and (and in the case of the 1997 plan) other persons. The 1997 plan terminates on December 31, 2006, and the 1999 plan terminates on August 30, 2009.

     Each plan is administered by the Board of Directors or a committee appointed by the Board consisting of two or more directors. The Board or administrating committee determines the persons to be granted options, the exercise price per share for each option, the expiration date of each option and other terms which may be set forth in an option agreement. The Board of Directors currently administers both plans.

     The exercise price of an incentive stock option granted under to the plans cannot be less than 100% of the fair market value of the common stock on the date of the grant. The Board determines the exercise price of a non-qualified stock option; in the case of the 1999 plan, the exercise price of a non-qualified stock option cannot be less than 85% of the fair market value of the common stock on the date of grant. The term of any stock option cannot exceed ten years. However, the exercise price of an incentive stock option granted to any person who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of our capital stock or any of our affiliates must be at least 110% of the fair market value of our common stock on the date of grant and the term of such an incentive stock option cannot exceed five years. Options granted under the plans vest at the rate specified in any option agreement. The exercise price may be paid in cash or other shares of our common stock, as determined by the Board of Directors or the administering committee.

     In the event of a proposed sale of all or substantially all our assets, or the merger of TDI with another corporation in a transaction in which we are not the survivor, then the surviving entity must assume or provide a substitute for each outstanding option or, alternatively, our Board of Directors may terminate an outstanding option by permitting the option to be exercisable as to all shares subject to the option, whether or not previously vested, for a period of thirty days (or not less than 10 days in the case of the 1999 plan) after a notice to the option holder.

     All outstanding options under the 1999 plan become immediately exercisable and full, whether or not there were vesting requirements, upon the occurrence of a change in control. For this purpose, a change in control occurs (1) at the time a third person or group becomes the beneficial owner of shares with 50% or more of the total number of votes cast for the election of our directors; (2) on the date our stockholders approve a merger or consolidation (unless our shareholders continue to own after the merger or consolidation more than two-thirds of the voting securities of the resulting corporation in substantially the same proportion as their ownership of our voting securities before the merger or consolidation) or any sale or other disposition of all or substantially all of our assets, or (3) a sale or other disposition of more than 50% in fair market value of our assets outside the ordinary course of business. In determining whether clause (1) of this definition has been satisfied, a person who beneficially owns shares having 10% or more of the total votes cast for election of our directors as of September 7, 1999 is excluded.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     Our Bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Colorado law. We have also entered into indemnification agreements with each of our directors and executive officers. All indemnification agreements are identical. These agreements provide, among other things, for indemnification and advancement of expenses to the fullest extent permitted by law in connection with any legal proceeding in which the person was made a party because the person was a director or executive officer of TDI, place the burden of proof on us in regard to whether an individual has met the required standard of conduct for indemnification, cover procedural matters such as the hiring of counsel and require us to pay the expenses of the director or executive officer in enforcing any required indemnification or advancement of expenses.

     In addition, our Articles of Incorporation provide that to the fullest extent permitted by Colorado law, our directors will not have personal liability to us or our stockholders for monetary damages for any breach of fiduciary duties as a director. This does not eliminate the duties themselves, and in appropriate circumstances, equitable remedies such as injunction or other forms of nonmonetary relief remain available under Colorado law. This provision does not eliminate the liability of a director for (1) any breach of the director's duty of loyalty to us or our stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) unlawful dividends, stock repurchases or redemptions; or (4) any transaction from which the director derived an improper personal benefit. This does not affect a director's responsibilities under other laws such as the federal or state securities laws.

     There is no pending litigation or proceeding involving a director or officer as to which indemnification is being sought. We are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS

     SALES OF SECURITIES

     In February, 1995, each of Bruce S. Betschart and Robert E. Sawyer, Jr., who were co-founders of TDI, purchased 133,333 shares of our common stock from us for $10,000 in cash.

     In January, 1997, Steven M. Bathgate, Eugene C. McColley and parties related to them purchased from us an aggregate of 44,000 shares of common stock in a private offering of TDI for $165,000, or $3.75 per share. In October, 1997, Mr. Bathgate, Mr. McColley and parties related to them purchased from us units consisting of two shares of common stock and one warrant to purchase common stock at an exercise price of $12.00 per share. They purchased for a total of $530,000 an aggregate of 88,333 shares of common stock and warrants to purchase an aggregate of 44,167 shares of common stock.

     In an offering of TDI in 1999, Eugene McColley purchased for $50,000 a .5 unit, consisting of a $50,000 promissory note and a warrant to purchase
5,000 shares of our common stock. Margaret M. Bathgate, the spouse of Steven
M. Bathgate, also purchased for $50,000 a .5 unit, consisting of a $50,000 promissory note and a warrant to purchase 5,000 shares and Leonard Hawkins purchased for $25,000 a .25 unit, consisting of a $25,000 promissory note and a warrant to purchase 2,500 shares. Bathgate McColley Capital Group, LLC purchased for $30,000 a $30,000 promissory note and a warrant to purchase 3,000 shares of our common stock. Each warrant is exercisable at a price of $.75 per share.

    In August 1999, Bruce Betschart bought from us for $50,000 a promissory note in the principal amount of $50,000 and a warrant to purchase 5,000 shares of our common stock, and Robert E. Sawyer, Jr. purchased for $10,000 a promissory note in the principal amount of $10,000 and a warrant to purchase 1,000 shares of our common stock. Each warrant is exercisable at a price of $0.75 per share.

     OTHER TRANSACTIONS

     In December, 1996, Bruce S. Betschart loaned $100,000 to us in return for a convertible promissory note. As modified, this Note matures on January 2, 2001 and bears interest at the rate of 10% per annum. This note is convertible into one share of common stock for each $3.75 of principal of the note. During 1997, we borrowed $114,000 from our officers and directors. Of this amount, $94,000 was repaid in the same year, without interest. The remaining $20,000 represents a loan by Leonard Hawkins and is represented by a convertible promissory note which contains the same terms as Mr. Betschart's note described above.

     In July, 1997, Mr. Bathgate, Mr. McColley and parties associated with them purchased from us in a private offering secured convertible promissory notes in the original principal amount of $250,000. The purchasers paid the face amount of these notes in cash, and these notes were converted in 1997 to 85,180 shares of common stock.

     Bathgate McColley Capital Group, LLC, of which Mr. Bathgate and Mr. McColley are the managers and owners, acted as a placement agent in a private offering of $600,000 of our common stock completed in February, 1997. As a placement agent fee for this offering, Bathgate McColley Capital received 33,333 shares of our common stock and warrants to purchase 16,000 shares of our common stock at an exercise price of $3.75 per share and with an expiration date of February 19, 2002. Bathgate McColley Capital acted as the placement agent for a sale of $700,000 of common stock in September, 1997 and received 8,333 shares of TDI in lieu of a fee of $25,000. For acting as a placement agent for an offering which was made by us from October 1997 to January 1998 and raised $1,431,000 from the sale of units consisting of common stock and warrants to purchase common stock, Bathgate McColley Capital received warrants to purchase 11,417 shares of common stock at an exercise price of $6.00 per share and with an expiration date of January 2,

2003. The above-mentioned warrants have been distributed to Mr. McColley, Mr. Bathgate and other parties related to Bathgate McColley Capital.

     Bathgate McColley Capital is our placement agent for an offering in 1999 of $830,000 in units consisting of promissory notes and warrants to purchase common stock. For these services, we will pay to Bathgate McColley Capital (a) a fee equal to 10% of the proceeds from the sale of the units and (b) warrants to purchase one share of our common stock for each $30 sold in the offering. These warrants have an exercise price of $3.00 per share and expire five years after their issuance.

     All warrants issued for the services of Bathgate McColley Capital as a placement agent have rights to require registration under the Securities Act of the shares received upon the exercise of the warrants. Please see for more information "Description of Capital Stock - Registration Rights."

     In September, 1997, we issued an option to Robert T. Bruce for 183,333 shares at an exercise price of $3.00 per share. At that time Mr. Bruce was elected to serve as a director and our Chief Executive Officer. He has resigned since that time, but the option remains exercisable for 100,000 shares.

     We believe that the transactions summarized above were made on terms no less favorable than could have been obtained from unaffiliated third parties.


                         PRINCIPAL STOCKHOLDERS

     The following table contains information regarding ownership of our common stock (the only class of stock outstanding) as of June 30, 1999 and as adjusted to reflect the sale by us of our common stock in this offering by (1) all of our directors, (2) our President, (3) all of our directors and executive officers as a group, and (4) each shareholder who, to our knowledge, was the beneficial owner of five percent or more of the outstanding shares. Unless otherwise indicated, their addresses are the same as our address.


NAME AND ADDRESS OF                               SHARES BENEFICIALLY    PERCENT PRIOR      PERCENT AFTER
BENEFICIAL OWNER                                         OWNED(1)        TO OFFERING(1)     OFFERING(1)(2)
----------------------------                    ----------------------  ---------------   ------------------
Bruce S. Betschart (3)(5)                                 166,000            12.7%                  5%

Ronald C. Ellington (5)                                    50,000             3.8%                1.5%

Robert E. Sawyer, Jr. (5)                                 139,333            10.9%                4.3%

Leonard Hawkins (4)                                        72,000             5.7%                2.2%


                                     61



Steven M. Bathgate (6)
5350 S. Roslyn, #350
Englewood, CO 80111                                       278,574            21.2%                8.5%

Eugene C. McColley (7)
5350 S. Roslyn, #350
Englewood, CO 80111                                       215,074            16.6%                6.6%

Pro Futures Bridge
Capital Fund, L.P.
c/o Bridge Capital Partners, Inc.
5350 S. Roslyn, #350
Englewood, CO 80111                                       260,000            20.5%                  8%

Charles Douglas (5)                                        60,444             4.7%                1.8%

Robert Bruce (8)                                          100,000             7.3%                  3%

All directors and officers as a
group (5 persons)                                         487,777            35.2%               14.4%

--------------------------
(1) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission. Unless otherwise indicated, beneficial ownership consists of sole voting and investment power as to the shares. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options or warrants that are beneficially owned by that person and that are currently exercisable or will be exercisable within 60 days after June 30, 1999 are deemed outstanding, while those shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(2)  Assumes the underwriters' over-allotment option is not exercised.
(3) Includes 26,667 shares issuable to Mr. Betschart upon conversion of a convertible promissory note.
(4) Includes 5,333 shares issuable to Mr. Hawkins upon conversion of a convertible promissory note.
(5) Includes for each person the following shares issuable upon the exercise within 60 days of options: 50,000 shares for Mr. Ellington, 6,000 shares for Mr. Betschart, 6,000 shares for Mr. Sawyer, and 20,445 shares for Mr. Douglas upon the exercise of options.

(6) Includes 11,666 shares owned by Steven M. Bathgate and Margaret M. Bathgate as joint tenants; 83,706 shares owned by Steven M. Bathgate Delaware Charter KEOGH; 9,583 shares owned by the Bathgate Family Partnership II, of which Mr. Bathgate is general partner; 82,412 shares owned by Caribou Bridge Fund, of which Mr. Bathgate is a controlling member of the Administrator; and 40,372 shares owned by Kiawah Capital Partners, of which Mr. Bathgate is a general partner. Also includes 12,500 shares underlying warrants held by Caribou Bridge Fund; 4,166 shares underlying warrants held by Kiawah Capital Partners; and 30,000 shares underlying warrants held by Mr. Bathgate individually, all as issuable upon the exercise of such warrants.
(7) Includes 17,039 shares owned by Eugene C. McColley, Delaware Charter IRA; 82,412 shares owned by Caribou Bridge Fund, of which Mr. McColley is a manager of the Administrator; and 40,372 shares owned by Kiawah Capital Partners, of which Mr. McColley is a general partner. Also includes 12,500 shares underlying warrants held by Caribou Bridge Fund; 4,166 shares underlying warrants held by Kiawah Capital Partners; and 14,166 shares underlying warrants held by Mr. McColley individually, all as issuable upon the exercise of such warrants.
(8)  Includes 100,000 shares issuable upon the exercise of options.

     All of the common stock set forth in the table above are subject to lock-up agreements prohibiting the sale or transfer of them for a period of one year and limiting any sales or transfers for a period of an additional year from the date of this prospectus without the written consent of Capital West Securities, Inc.


                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 20,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value.

COMMON STOCK

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of TDI, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

     A quorum for purposes of a meeting of stockholders consists of a majority of the shares entitled to vote at the meeting. After a quorum has been established, a matter is approved by the shareholders if votes cast favoring the matter exceed the votes cast against the matter. Directors are elected by a plurality vote, with the nominees having the highest number of votes cast in favor of their election being elected to the Board of Directors. As a result, a majority of the outstanding shares has the ability to elect all of our directors.

     As provided in our Articles of Incorporation, our directors may only be removed for cause. "Cause" is defined as (1) conviction of a felony or plea of nolo contendere, (2) declaration of unsound mind by order of court, (3) gross dereliction of duty, (4) commission of any action involving moral turpitude, or
(5) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results in a material injury to us. Our Articles require a high vote of the shareholders is required to approve major transactions. The affirmative vote of two-thirds of the shares present and in person or by proxy at a meeting is required to approve:

     - A sale, lease, exchange or other disposition of all or substantially all of our property and assets, with or without our good will, other than in the usual and regular course of our business.

     - A plan of merger of TDI with or into another entity, or a share exchange for which shareholder approval is required.

     -    Dissolution of TDI.

The limitation on the removal of directors and this high vote requirement could have the effect of delaying, deferring or preventing a change in control of TDI.

     At June 30, 1999, there were 1,268,530 shares of common stock outstanding and held of record by 74 stockholders.

PREFERRED STOCK

     The Board of Directors has the authority, without further vote or action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of TDI. There are no shares of preferred stock issued, and we have no present plans to issue any shares of preferred stock.

WARRANTS AND OPTIONS

     For information on our outstanding warrants and options, please see "Capitalization" on page 20.

REGISTRATION RIGHTS

     We have agreed to registration rights for (a) shares of common stock underlying warrants or convertible notes purchased by investors in previous private offerings of TDI and (b) warrants, and shares of common stock underlying warrants, issued to a placement agent for their services in prior offerings. The securities laws impose limitations on resales by a holder of shares or warrants acquired originally in some kinds of private offerings. An effective registration statement under the Securities Act allows the holder to freely resell the restricted shares on the public market. The registration rights provide for the payment of expenses of the registration by us, unless otherwise noted. Existing shareholders who have these registration rights have entered into lock-up agreements which nevertheless affect their ability to sell shares of common stock for a period of time.

     Holders of warrants issued as part of units in 1997 have the right to include shares of common stock, issued upon the exercise of warrants, in our next registration and to have us use our best efforts to cause the registration statement to be effective. The registration statement is to remain in effect until the earlier of (1) the date when all the shares have been sold, (2) one year after the exercise of the last warrant in the units, or (3) one year after the expiration date of the warrants in the units. These rights are relevant to 119,167 shares of outstanding common stock.

     In July 1997, we sold four convertible promissory notes, which were converted later in 1997 into 85,197 shares of common stock. The holders of these shares have the right to include the shares in most registration statements filed by us. When they are included in a registration statement, the registration statement is to remain in effect until the shares have been sold. The registration rights terminate (1) if a holder can make public sales of those shares pursuant to Rule 144 of the SEC or (2) three years from the date of this offering.

     We have given registration rights to holders of the warrants issued to Bathgate McColley Capital as the placement agent for several offerings. For a period of seven years from the date of issuing warrants, we will offer the holders the right to include the shares issued upon the exercise of the warrants, or the warrants and underlying shares, in most registration statements filed by us. In addition, we will cooperate in preparing and signing a registration statement for the resale of the placement agent warrants or underlying shares, at the expense of the holders, but this requirement is limited to one registration in any 12-month period. This registration right is relevant to 55,419 shares of common stock issuable under the placement agent warrants.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

     Under our Amended and Restated Articles of Incorporation and, upon completion of this offering, there will be approximately 16,731,470 shares of common stock and approximately 10,000,000 shares of preferred stock available for future issuance without stockholder approval (except that as part of the criteria for maintaining a listing on the American Stock Exchange, we are required to obtain stockholder approval of certain issuances of stock). These additional shares may be utilized for a variety of corporate purposes including future public offerings to raise additional capital or to facilitate corporate acquisitions.

     One of the effects of the existence of unissued and unreserved common stock and preferred stock may be to enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of TDI by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of TDI.

     The Board of Directors is authorized without any further action by the stockholders to determine the rights, preferences, privileges and restrictions of the unissued Preferred Stock. The purpose of authorizing the Board of Directors to determine such rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The Board of Directors may issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock, and which could, among other things, have the effect of delaying, deferring or preventing a change in control of TDI.

     We do not currently have any plans to issue additional shares of common stock or preferred stock other than shares of common stock which may be issued upon the exercise of options which have been granted or which may be granted in the future to our employees.

AMERICAN STOCK EXCHANGE LISTING

     We anticipate that the common stock will be approved for quotation on the American Stock Exchange under the symbol __________.

TRANSFER AGENT

     We have appointed American Securities Transfer Incorporated, Denver, Colorado, as the transfer agent and registrar for our common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE


     Prior to this offering, there has been no public market for our common stock, and there can be no assurance that a significant public market for our common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time.

     After this offering, we will have a total of 3,268,530 shares of outstanding common stock. Of these shares, the 2,000,000 shares sold in this offering will be freely tradable in the public market without restriction under the Securities Act, except for any shares held by our "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining 1,268,530 shares of common stock held by existing stockholders are "restricted securities," as that term is defined in Rule 144 under the Securities Act. All restricted shares were issued and sold by us in private or limited offering transactions, which relied on exemptions from securities registration under the Securities Act. Restricted shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration, such as Rule 144 or Rule 701 under the Securities Act.

     In addition to the shares described above, at the date of this prospectus, we had outstanding options and warrants to purchase an aggregate of 572,750 shares of common stock. Warrants for an additional 27,667 shares of common stock were issued in units for a bridge loan completed in August, 1999 to the placement agent. We intend to issue options for an additional 400,000 shares of common stock to executive officers and directors after the completion of this offering. Taking into account this proposed issuance of options for 400,000 shares and the warrants issued in this offering to the underwriters for 200,000 shares, options and warrants to purchase a total of 1,200,417 shares of common stock will be outstanding after this offering, and no shares of common stock will be reserved for issuance under our stock option plans.

     The directors, executive officers, 5% or more beneficial owners of our shares and other shareholders of TDI are signing lock-up agreements which prohibit or limit their transfer of our common stock for a period of nine months to two years.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) 1% of the number of shares of common stock then outstanding (which will equal approximately 32,685 shares immediately after this offering); or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of TDI at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except generally an affiliate), is entitled to sell such shares without complying with the manner of sale, volume limitation, public information or notice provisions of Rule 144.

     Taking into account the shares subject to lock-up agreements, the number of restricted shares that will be available for sale in the public market under the provisions of Rules 144 and 144(k) will be as follows:

     - no shares will be eligible for sale from 0 to 270 days after the date of this prospectus;

     - approximately 342,000 shares will be eligible for sale 270 to 365 days after the date of this prospectus upon expiration of some lock-up agreements and holding periods;

     - approximately 436,000 shares will be eligible for sale 365 days after the date of this prospectus as additional lock-up agreements expire; and

     - approximately 811,000 shares will be eligible for sale two years after the date of this prospectus upon expiration of lock-up agreements.

The calculation listed above does not take into account any early release from the lock-up agreements.

     We have outstanding registration rights as described under "Description of Capital Stock." Registration of any shares under the Securities Act pursuant to the outstanding registration rights would result in such shares becoming freely tradable without restriction after the lock-up agreements expire.

     Within 90 days following the effectiveness of this offering, we plan to file a registration statement on Form S-8 registering shares of common stock subject to outstanding options or reserved for future issuance under our stock plans. As of the date of this prospectus, options to purchase a total of 335,666 shares were outstanding and we intend to issue options for an additional 400,000 shares after this offering as mentioned above. Subject to expiration of the lock-up agreements, common stock issued upon exercise of outstanding vested options, other than common stock issued to our affiliates, would be available for immediate resale in the open market.


                                  UNDERWRITING

     Subject to the terms and conditions contained in the underwriting agreement, the underwriters named below, for which Capital West Securities, Inc. is serving as a representative, have severally agreed to purchase from us, an aggregate of 2,000,000 shares of common stock at the initial public offering price, less the underwriting discounts and commissions, set forth on the cover page of this prospectus. The number of shares of common stock that each underwriter has agreed to purchase is set forth opposite its name below:


                                                                                                NUMBER OF
NAME                                                                                              SHARES
----                                                                                            ----------
Capital West Securities, Inc.....................................................
                                                                                                ---------






Total............................................................................               2,000,000
                                                                                                ---------
                                                                                                ---------

     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock are subject to certain conditions, including the absence of any material adverse change to us and the receipt of certificates, opinions and letters from us, our counsel and independent auditors. The underwriters are obligated to purchase all of the shares of common stock offered by this prospectus (other than those covered by the over-allotment option described below), if any are purchased.

     The representative of the underwriters has advised us that the underwriters propose initially to offer the common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess of $____________ per share, and that the underwriters and such dealers may reallow a concession of not in excess of $_____ per share to other dealers. The initial public offering price and the concessions and discount to dealers may be changed by the representative after the initial public offering.

     We have granted an option to the representative, expiring at the close of business on the 45-day period after the date of this prospectus, to purchase up to an additional 300,000 shares on the same terms as set forth in this prospectus, including the initial public offering price. The representative may only exercise the option (in whole or in part) to cover over-allotments incurred in connection with the sale of common stock in this offering.

     The representative has advised us that the underwriters do not expect any sales to accounts for which any of the underwriters will exercise discretion as to such sale.

     The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with regulations of the Securities and Exchange Commission. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     Neither TDI nor the underwriters can predict the effect that the transactions described above may have on the price of the common stock. In addition, neither TDI nor the underwriters represent that the underwriters will engage in such transactions. If commenced, such transactions may be discontinued at any time without notice. The underwriters are not obligated to make a market in the common stock and if they do so may discontinue making a market at any time. There is no assurance an active trading market will ever develop for the common stock.

     Upon completion of this offering, we will sell to the representative for $200 warrants to purchase 200,000 shares of common stock. The representative's warrants will become exercisable immediately after the completion of this offering at a per share exercise price equal to 120% of the initial public offering price and will expire four years from the date of this prospectus. The representative's warrants and underlying shares of common stock will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the date of this prospectus, except to the representative, underwriters, selling group members and their officers or partners. During the exercise period, holders of the representative's warrants are entitled to certain demand and incidental rights with respect to the shares of common stock issuable upon exercise of the representative's warrants. The common stock issuable on exercise of the representative's warrants is subject to adjustment in certain events to prevent dilution.

     We will pay the representative a nonaccountable expense allowance of 2.5% of the gross proceeds of the offering, which will include proceeds from the over-allotment option, if exercised. The representative's expenses in excess of the nonaccountable expense allowance, including their legal expenses, will be borne by the representatives. We have paid $50,000 to the representative as an advance for these expenses.

     We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, and to contribute to payments which the underwriters may be required to make regarding these liabilities.

     The officers, executive directors and 5% or more beneficial shareholders of TDI have agreed with the underwriters that, without the prior written consent of Capital West on behalf of the underwriters, they will not sell or otherwise dispose of any common stock or any securities convertible into common stock for a period of one year following the date of this prospectus. Each of these persons has also agreed that they will not sell or otherwise dispose of more than 10% of the person's shares of TDI per quarter for a period of an additional one year, ending on the second anniversary of this prospectus. All other existing shareholders have agreed not to sell or otherwise dispose of any common stock or securities convertible into our common stock for a period of nine months from the date of this prospectus.

     Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price has been determined by negotiations among us and the representative. Among the principal factors considered in determining the initial public offering price of the common stock were our history and prospects, the industry in which we operate, the abilities of our management, the status of our products and proposed services, our past and present operating results, and the general condition of the securities markets at the time of this offering.

     The estimated initial public offering price per share set forth on the cover of this preliminary prospectus is subject to change as a result of the above and other factors.

     Capital West Securities, Inc., one of the underwriters, was first registered as a broker-dealer in May 1995. Capital West has participated in only ten public equity offerings as an underwriter, although certain of its employees have had experience in underwriting public offerings while employed by other broker-dealers. Prospective purchasers of the securities offered hereby should consider Capital West's limited underwriting experience in evaluating this offering.

                                  LEGAL MATTERS

     The validity of the issuance of the shares of common stock being offered hereby will be passed upon for us by Holland & Hart LLP, Denver, Colorado.

Certain legal matters for the underwriters will be passed upon by McAfee & Taft A Professional Corporation, Oklahoma City, Oklahoma.

                                     EXPERTS

     Our audited financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules. For further information about us and our common stock, please refer to the registration statement and the exhibits and schedules filed. Statements contained in this prospectus as to the contents of any contract or document filed as an exhibit to the registration statement are qualified by reference to such exhibit as filed.

     A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Information regarding the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a Website that contains registration statements, reports, proxy and other information regarding registrants that file electronically with the SEC. The address of this Website is sec.gov.

                          TRAINING DEVICES INCORPORATED


                                      INDEX


                                                                                      Page
                                                                                      ----
INDEPENDENT AUDITORS' REPORT                                                           F-2

BALANCE SHEETS, as of December 31, 1998 and June 30, 1999 (unaudited)                  F-3

STATEMENTS OF OPERATIONS, for the years ended December 31, 1997 and 1998
    and the six months ended June 30, 1998 and 1999 (unaudited)                        F-5

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT), for the years ended
    December 31, 1997 and 1998 and the six months ended June 30, 1999
    (unaudited)                                                                        F-6

STATEMENTS OF CASH FLOWS, for the years ended December 31, 1997 and 1998
    and the six months ended June 30, 1998 and 1999 (unaudited)                        F-7

NOTES TO FINANCIAL STATEMENTS                                                          F-9

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders of
    Training Devices Incorporated:


We have audited the accompanying balance sheet of TRAINING DEVICES INCORPORATED (a Colorado corporation) as of December 31, 1998, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Training Devices Incorporated as of December 31, 1998, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Training Devices Incorporated will continue as a going concern. As discussed in Note 1 to the financial statements, Training Devices Incorporated has suffered recurring losses and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





Denver, Colorado
August 2, 1999.

                          TRAINING DEVICES INCORPORATED

                                 BALANCE SHEETS

                                                             December 31,          June 30,
                          ASSETS                                 1998                1999
                          ------                          ---------------       -------------
                                                                                 (Unaudited)
CURRENT ASSETS:
    Cash                                                      $ 173,948            $      -
    Restricted cash                                              19,050                   -
    Accounts receivable -
       Trade                                                     74,396               9,700
       Other                                                     14,776              10,000
    Prepaid expenses and other current assets                    10,990              13,903
    Deferred offering costs                                           -              72,380
    Deferred debt issuance costs                                      -              49,462
                                                              ---------           ---------
              Total current assets                              293,160             155,445
                                                              ---------           ---------
PROPERTY, PLANT AND EQUIPMENT:
    Leasehold improvements                                      110,488             110,488
    Software and licenses                                        85,440              92,581
    Furniture and equipment                                     146,027             187,827
                                                              ---------           ---------
                                                                341,955             390,896
    Less - Accumulated depreciation and amortization            (73,251)           (107,504)
                                                              ---------           ---------
              Property, plant and equipment, net                268,704             283,392
                                                              ---------           ---------
DEPOSITS                                                          9,567               9,567
                                                              ---------           ---------
              Total assets                                    $ 571,431           $ 448,404
                                                              ---------           ---------
                                                              ---------           ---------


      The accompanying notes are an integral part of these balance sheets.

                          TRAINING DEVICES INCORPORATED

                                 BALANCE SHEETS

                                                                            December 31,            June 30,
      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                           1998                   1999
     -----------------------------------------------                     ----------------        ------------
                                                                                                  (Unaudited)

CURRENT LIABILITIES:
    Accounts payable                                                        $   237,334           $   181,378
    Accrued expenses                                                            399,120               404,717
    Capital lease payable                                                         3,656                 2,387
    Billings in excess of revenue earned                                        367,282                55,582
    Bridge loan payable                                                               -               230,010
    Accrued losses on projects                                                  214,752               147,793
                                                                            -----------           -----------
              Total current liabilities                                       1,222,144             1,021,867
                                                                            -----------           -----------
CONVERTIBLE NOTES PAYABLE TO RELATED PARTIES                                    120,000               120,000

BRIDGE LOAN INCENTIVE OBLIGATION                                                      -                17,965

CAPITAL LEASE PAYABLE, net of current portion                                     9,569                 9,844
                                                                            -----------           -----------
              Total liabilities                                               1,351,713             1,169,676
                                                                            -----------           -----------
COMMITMENTS AND CONTINGENCIES (Note 10)

STOCKHOLDERS' EQUITY (DEFICIT)
    Common stock, no par value, 20,000,000 shares
       authorized, 3,805,590 issued and outstanding                           3,197,332             3,913,072
    Deferred compensation                                                      (107,111)             (250,554)
    Accumulated deficit                                                      (3,870,503)           (4,383,790)
                                                                            -----------           -----------
              Total stockholders' equity (deficit)                             (780,282)             (721,272)
                                                                            -----------           -----------
              Total liabilities and stockholders' equity (deficit)          $   571,431           $   448,404
                                                                            -----------           -----------
                                                                            -----------           -----------

      The accompanying notes are an integral part of these balance sheets.

                          TRAINING DEVICES INCORPORATED

                            STATEMENTS OF OPERATIONS


                                                        Year Ended December 31,           Six Months Ended June 30,
                                                   -----------------------------------  -----------------------------------
                                                          1997            1998               1998            1999
                                                   -------------    ---------------      ------------  ----------------
                                                                                                  (Unaudited)
REVENUES                                             $ 2,201,403        $ 1,498,192       $   484,284     $   855,988

COST OF SALES                                          2,128,764          2,227,740           875,567         776,729
                                                     -----------        -----------       -----------     -----------
              Gross margin (loss)                         72,639           (729,548)         (391,283)         79,259

SELLING, GENERAL AND
    ADMINISTRATIVE                                       523,149            895,329           366,438         564,353
                                                     -----------        -----------       -----------     -----------
LOSS FROM OPERATIONS                                    (450,510)        (1,624,877)         (757,721)       (485,094)

OTHER EXPENSES
    Interest expense (income), net                         2,641              9,813            (1,595)         28,193
    Other expense                                            652              3,249                 -               -
                                                     -----------        -----------       -----------     -----------
              Total other expenses (income)                3,293             13,062            (1,595)         28,193
                                                     -----------        -----------       -----------     -----------
NET LOSS                                             $  (453,803)       $(1,637,939)      $  (756,126)    $  (513,287)
                                                     -----------        -----------       -----------     -----------
                                                     -----------        -----------       -----------     -----------
BASIC AND DILUTED LOSS
    PER SHARE                                        $      (.22)       $      (.43)      $      (.20)    $      (.13)
                                                     -----------        -----------       -----------     -----------
                                                     -----------        -----------       -----------     -----------
WEIGHTED-AVERAGE NUMBER
    OF COMMON SHARES
    OUTSTANDING                                        2,053,352          3,802,361         3,799,563       3,805,590
                                                     -----------        -----------       -----------     -----------
                                                     -----------        -----------       -----------     -----------

        The accompanying notes are an integral part of these statements.

                          TRAINING DEVICES INCORPORATED

             STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
               AND THE SIX MONTHS ENDED JUNE 30, 1999 (UNAUDITED)

                                   Common Stock          Preferred Stock
                              ---------------------- ----------------------  Subscriptions    Deferred    Accumulated
                                Shares     Dollars    Shares      Dollars      Receivable   Compensation    Deficit       Total
                              ---------  ----------- ---------- -----------  -------------  ------------  -----------  -----------
BALANCES, December 31, 1996   1,400,000  $    80,500   200,000  $   150,000   $    (5,000)  $         -   $(1,778,761) $(1,553,261)
  February 1997 private
    placement                   480,000      600,000         -            -             -             -             -      600,000
  Stock offering costs                -      (34,650)        -            -             -             -             -      (34,650)
  September 1997 private
    placement                   700,000      700,000         -            -             -             -             -      700,000
  Stock issued for offering
    services                     25,000            -         -            -             -             -             -            -
  Conversion of Promissory
    Notes into Common Stock     255,590      255,590         -            -             -             -             -      255,590
  Stock offering costs                -      (16,848)        -            -             -             -             -      (16,848)
  Conversion of Preferred
    Stock into Common Stock     200,000      150,000  (200,000)    (150,000)            -             -             -            -
  December 1997 private
    placement                   637,500    1,275,000         -            -             -             -             -    1,275,000
  Stock offering costs                -     (132,360)        -            -             -             -             -     (132,360)
  Common stock issued in
    settlement of payables       30,000       60,000         -            -             -             -             -       60,000
  Receipt of cash for
    subscription
    receivable                        -            -         -            -         5,000             -             -        5,000
  Net loss                            -            -         -            -             -             -      (453,803)    (453,803)
                              ---------  ----------- ---------  -----------   -----------   -----------   -----------  -----------
BALANCES, December 31, 1997   3,728,090    2,937,232         -            -             -             -    (2,232,564)     704,668
  Additional shares issued in
    January 1998 from
    December
    1997 private placement       77,500      155,000         -            -             -             -             -      155,000
  Stock offering costs                -      (15,400)        -            -             -             -             -      (15,400)
  Issuance of Common Stock
    options at less than
    fair value                        -      120,500         -            -             -      (120,500)            -            -
  Amortization of deferred
    compensation                      -            -         -            -             -        13,389             -       13,389
  Net loss                            -            -         -            -             -             -    (1,637,939)  (1,637,939)
                              ---------  ----------- ---------  -----------   -----------   -----------   -----------  -----------



        The accompanying notes are an integral part of these statements.

                          TRAINING DEVICES INCORPORATED

             STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
               AND THE SIX MONTHS ENDED JUNE 30, 1999 (UNAUDITED)


                                            Common Stock     Preferred Stock
                                       --------------------   --------------- Subscriptions   Deferred    Accumulated
                                         Shares     Dollars   Shares Dollars    Receivable  Compensation     Deficit      Total
                                       ---------  ----------- ------ -------  ------------- ------------ -------------  ----------
BALANCES, December 31, 1998            3,805,590  $ 3,197,332    -    $   -      $   -       $ (107,111)  $(3,870,503)  $(780,282)

    Common stock warrants issued in
       settlement of payables                  -        5,250    -        -          -                -             -       5,250
    Common stock warrants issued in
       connection with Bridge Debt
       Financing                               -      279,990    -        -          -                -             -     279,990
    Issuance of Common Stock options
       at less than fair market value          -      430,500    -        -          -         (430,500)            -           -
    Amortization of deferred
       compensation                            -            -    -        -          -          287,057             -     287,057
    Net loss                                   -            -    -        -          -                -      (513,287)   (513,287)
                                      ----------  ----------- ------ -------    -----------  -----------  ------------  ---------
BALANCES, June 30, 1999 (unaudited)    3,805,590  $ 3,913,072    -    $   -      $   -       $ (250,554)  $(4,383,790)  $(721,272)
                                      ----------  ----------- ------ -------    -----------  -----------  ------------  ---------
                                      ----------  ----------- ------ -------    -----------  -----------  ------------  ---------

   The accompanying notes are an integral part of these statements.

                                                                     Page 1 of 3
                          TRAINING DEVICES INCORPORATED

                            STATEMENTS OF CASH FLOWS

                                                Year Ended December 31,            Six Months Ended June 30,
                                             -----------------------------     -------------------------------
                                                 1997            1998              1998             1999
                                             ------------   --------------     ------------    --------------
                                                                                        (Unaudited)
OPERATING ACTIVITIES:
    Net loss                                 $  (453,803)     $(1,637,939)     $  (756,126)     $  (513,287)
    Adjustments to reconcile net loss
       to cash provided by (used in)
       operating activities-
          Depreciation and amortization           17,993           50,583           17,736           34,253
          Loss on disposal of assets                   -            3,249                -                -
          Accrued losses on projects            (441,765)         308,416           93,664          (66,959)
          Settlement of payable through
              issuance of Common Stock            60,000                -                -                -
          Settlement of interest payable
              related to Promissory Note
              converted to Common Stock            5,590                -                -                -
          Amortization of debt issuance
              costs                                    -                -                -            2,033
          Amortization of deferred
              compensation                             -           13,389                -          287,057
          Accretion in connection with
              Bridge Financing                         -                -                -           11,053
          Accretion of Bridge Loan
              incentive payments                       -                -                -            6,912
          Settlement of payable through
              issuance of Common Stock
              warrants                                 -                -                -            5,250
    Changes in operating assets
       and liabilities-
          Earnings in excess of billings        (270,286)         270,286          (53,889)               -
          Accounts receivable                    (10,000)         (79,172)          (1,481)          69,472
          Prepaid expenses and other
              current assets                      (9,943)           5,121           (1,446)          (2,913)
          Accounts payable                       (58,487)         (88,225)         (74,302)         (55,956)
          Accrued expenses                        19,299          308,573           49,382            5,597
          Billings in excess of earnings        (631,517)         328,717           10,895         (311,700)
                                             -----------      -----------      -----------      -----------
              Cash used in operating
                 activities                   (1,772,919)        (517,002)        (715,567)        (529,188)
                                             -----------      -----------      -----------      -----------


        The accompanying notes are an integral part of these statements.

                          TRAINING DEVICES INCORPORATED

                            STATEMENTS OF CASH FLOWS

                                                       Year Ended December 31,                    Six Months Ended June 30,
                                                 ----------------------------------         -------------------------------------
                                                      1997                1998                   1998                  1999
                                                 -------------        --------------        --------------        ---------------
                                                                                                        (Unaudited)
INVESTING ACTIVITIES:
    Acquisition of property, plant
       and equipment                              $   (69,515)          $  (210,326)          $  (185,355)          $   (48,941)
    Proceeds from sale of fixed assets                      -                   650                     -                     -
                                                  -----------           -----------           -----------           -----------
              Cash (used in) provided
                 by investing activities              (69,515)             (209,676)             (185,355)              (48,941)
                                                  -----------           -----------           -----------           -----------
FINANCING ACTIVITIES:
    Restricted cash                                   (66,481)               47,431                47,422                19,050
    Advances from related parties                      20,000                     -                     -                     -
    Payments to related parties                       (39,175)                    -                     -                     -
    Payments on capital leases                              -                  (305)                    -                  (994)
    Net proceeds from private
       placements of Common Stock                   2,409,490               139,600               139,600                     -
    Net proceeds from issuance of
       Promissory Notes                               232,500                     -                     -                     -
    Net proceeds from Bridge Financing                      -                     -                     -               458,505
    Deferred offering costs                                 -                     -                     -               (72,380)
                                                  -----------           -----------           -----------           -----------
              Cash provided by
                 financing activities               2,556,334               186,726               187,022               404,181
                                                  -----------           -----------           -----------           -----------
NET INCREASE (DECREASE)
    IN CASH                                           713,900              (539,952)             (713,900)             (173,948)

CASH, beginning of the year,
    net of restricted portion                               -               713,900               713,900               173,948
                                                  -----------           -----------           -----------           -----------
CASH, end of the year, net of
    restricted portion                            $   713,900           $   173,948           $         -           $        -
                                                  -----------           -----------           -----------           -----------
                                                  -----------           -----------           -----------           -----------
SUPPLEMENTAL DISCLOSURE OF
    CASH FLOW INFORMATION:
       Cash paid during the year for
          interest                                $    11,180           $     9,737           $     4,390           $    13,109
                                                  -----------           -----------           -----------           -----------
                                                  -----------           -----------           -----------           -----------

        The accompanying notes are an integral part of these statements.

                          TRAINING DEVICES INCORPORATED

                            STATEMENTS OF CASH FLOWS



NON-CASH TRANSACTIONS

   During 1997, the Company paid a placement agent fee by issuing 25,000 shares valued at $25,000.

   During 1997, Promissory Notes of $250,000 were converted into shares of Common Stock valued at $255,590 (consisting of principal of $250,000 and $5,590 of accrued interest).

   During 1997, 200,000 shares of Preferred Stock were converted into 200,000 shares of Common Stock valued at $150,000.

   During 1998, the Company acquired fixed assets of $13,530 through a capital lease payable.

   During 1998, the Company granted stock-based compensation of $120,500. During the six months ended June 30, 1999, the Company granted stock-based compensation of $430,500.

        The accompanying notes are an integral part of these statements.

                          TRAINING DEVICES INCORPORATED

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1998
                   (Information as of and for the Six Months
                   Ended June 30, 1998 and 1999 is Unaudited)



(1)    SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

A summary of the business and significant accounting policies of Training Devices Incorporated (the "Company" or "TDI") follows:

       NATURE OF BUSINESS

TDI was formed on January 19, 1995 as a Colorado corporation. The Company develops and manufactures technology based flight training products for the commercial aviation market. The products are full flight simulators (which include motion) and flight training devices for the training of pilots.

       GOING CONCERN MATTERS

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the years ended December 31, 1997 and 1998, the Company incurred losses of $453,803 and $1,637,939 respectively, and at December 31, 1998, its current liabilities exceed its current assets by $928,984. These factors, among others, indicate that the Company may be unable to continue as a going concern.

Management is currently working on a variety of plans to infuse capital into the Company. It is currently completing an $830,000 bridge debt financing with $510,000 and $740,000 having come into the Company as of June 30, 1999, and August 2, 1999, respectively.

The Company is also in negotiations with two funding sources that, if completed, could provide approximately $3,500,000 in additional debt financing to allow the Company to start manufacturing two full flight simulators for its NEXUSim program. Management expects the first of these may be approved by the other party and commence in August, with the other commencing in September 1999.

Further, the Company is proceeding with plans for an Initial Public Offering ("IPO") with estimated net proceeds of approximately $17.4 million that is projected to be completed in October 1999. It has executed a Letter of Intent with an Underwriter and expects to file its registration statement with the Securities and Exchange Commission in early August.

       RISK FACTORS

In addition to the going concern matter noted above, the Company also faces a number of other risks and uncertainties. The Company's proposed change in business plan to expand into higher volumes of simulators and into training centers, is a business that current management has no experience with. The Company will need cash to finance the manufacturing costs of simulators for the NEXUSim training centers prior to the sale of fractional ownership interests and any delays in the manufacturing schedule could have a material adverse effect on the Company's business, cash flow, financial condition and operating results. The Company is dependent upon a limited number of suppliers, and although the Company is aware of alternative suppliers, a switch in suppliers can delay the completion of a simulator. A change in government regulations could increase the Company's cost of doing business or cause it to change the way it conducts its business. The timing of sales under the NEXUSim program are largely dependent upon the timing of receipt of the required FAA approval. Additional risk factors exist which may also impair the Company's business.

       INTERIM FINANCIAL STATEMENTS (UNAUDITED)

The interim financial statements as of June 30, 1999 and for the six months ended June 30, 1998 and 1999, are unaudited and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of the Company's management, the unaudited interim financial statements contain all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation. The results of operations for the interim periods are not necessarily indicative of the results for the entire year.

       CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of all cash balances and highly liquid investments with an original maturity of three months or less.

Restricted cash represents amounts underlying a letter of credit.

       ACCOUNTS RECEIVABLE AND REVENUE RECOGNITION

The majority of the Company's contracts are long-term and fixed price in nature. The Company utilizes the percentage-of-completion method of accounting.

Revenues recognized under the percentage-of-completion method are measured primarily by the cost-to-cost method. The amount of revenue recognized is not related to the progress billings to customers. Contract costs include all direct labor costs and associated indirect overhead costs related to contract performance. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

Contracts in progress are as follows:

                                                                     December 31,         June 30,
                                                                        1998               1999
                                                                  ---------------     ---------------
                                                                                        (Unaudited)
         Costs incurred on contracts in progress                      $2,459,683         $1,964,312
         Estimated earnings, net of losses                              (356,060)          (109,130)
                                                                   -------------       ------------
         Revenues recognized from contracts in progress                2,103,623          1,855,182
         Less:  billings to date                                      (2,470,905)        (1,910,764)
                                                                   -------------       ------------
         Billings in excess of revenues                              $  (367,282)        $  (55,582)
                                                                   -------------       ------------
                                                                   -------------       ------------

       PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. Depreciation and amortization is provided using the straight-line method over the estimated useful lives. Useful lives are as follows:

        Leasehold improvements                             5 years
        Software and licenses                         3 to 5 years
        Furniture and equipment                       5 to 7 years

Leasehold improvements are depreciated over the shorter of the remaining term of the associated lease or the life of the asset.

When assets are retired or otherwise disposed of, the cost of the assets and the related accumulated depreciation are removed from the accounts. Any gain or loss upon retirement is reflected in operations in the year of disposition.

       DEFERRED OFFERING COSTS (JUNE 30, 1999)

Deferred offering costs are comprised of costs incurred by the Company related to the current proposed IPO activities. Such costs represent legal and other professional fees. Upon successful completion of the IPO, these costs will be offset against the IPO proceeds. Should the offering not be successful, these deferred offering costs will be expensed.

       DEFERRED DEBT ISSUANCE COSTS (JUNE 30, 1999)

Debt issuance costs related to obtaining the Bridge Debt Financing described in
Note 10 have been deferred and are being amortized over the term of the debt.

       SOFTWARE DEVELOPMENT

Costs incurred in the development of new software and enhancements to existing software and services are expensed as incurred.

       PURCHASED SOFTWARE

Software licenses purchased by the Company are capitalized and amortized over the estimated useful life of five years.

       WARRANTIES

As a part of all contracts, the Company provides a warranty on its product. The warranties cover defects in design, materials and workmanship for a period ranging from 3 to 12 months. Estimated warranty costs are recognized as a part of the total cost of each contract, and are a component of accrued expenses in the accompanying financial statements.

       ASSET IMPAIRMENT

TDI reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Assets which are held and used in operations would be impaired if the undiscounted future cash flows were less than the net book value. Impairment losses would be recorded for the difference between the carrying value and the fair market value of the long-lived asset.

       PERVASIVENESS OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       EARNINGS PER SHARE

Basic earnings per share is computed based on the monthly weighted-average number of common shares outstanding during each period. Diluted earnings per share is computed based on the monthly weighted-average number of common shares outstanding during the periods and the assumed exercise or conversion of securities convertible into common stock for which the effect of conversion or exercise would be dilutive (stock options and warrants) using the treasury stock method.

The Company has excluded the weighted-average effect of common stock issuable upon exercise of all warrants and options from the computation of diluted earnings per share as the effect of all such securities is anti-dilutive for all periods presented. The shares excluded are as follows:

                  For the years ended December 31,
                           1997                                 133,250
                           1998                                 674,250

                  For the six months ended June 30,
                           1998 (unaudited)                     133,250
                           1999 (unaudited)                   1,140,250

The above table does not include any assumed dilution related to the convertible notes payable to related parties discussed in Note 9.

At December 31, 1998 and June 30, 1999, the Company had issued rights to 1,031,750 and 1,497,750 shares, respectively, of Common Stock under such agreements which were still outstanding.

       RECENT ACCOUNTING PRONOUNCEMENTS

Effective January 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income in the financial statements. Under this statement, all components of comprehensive income are reported in the financial statements for the period in which they are recognized. The accumulated balance of other comprehensive income is reported in the equity section of the balance sheet separately from retained earnings and additional paid-in capital. There was no difference between comprehensive income and net income for 1998 and there are no items of accumulated other comprehensive income at December 31, 1998.

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for reporting information about operating segments. It also establishes standards for enterprise-wide disclosures related to geographic areas and major customers. The Company adopted SFAS No. 131 during 1998, and currently operates under one segment related to the development and manufacturing of technology based flight training products for the commercial aviation market.

In March 1998, the Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 requires that specified costs incurred in developing or obtaining internal-use software, as defined by SOP 98-1, be capitalized once certain criteria have been met and amortized in a systematic and rational manner over the software's estimated useful life. SOP 98-1 is effective for fiscal years beginning after December 15, 1998, and stipulates that costs incurred prior to initial application of the statement need not be adjusted. The adoption of SOP 98-1 did not have a material impact on the Company's financial statements.

In April 1998, the Accounting Standards Executive Committee issued SOP 98-5, "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires that costs of start-up activities, as defined by SOP 98-5, be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998, and stipulated that adoption would be reported as a cumulative change in accounting principle. The adoption of SOP 98-5 did not have a material impact on the Company's financial statements.

(2)    SIGNIFICANT CUSTOMERS

Through the end of 1998, the Company had completed four flight simulators with another two in progress as of yearend. The following table details the customers accounting for greater than 10% of total revenues in each period presented:

                                               1997                                   1998
                                   ------------------------------        ------------------------------
                                   Revenues         % of Revenues        Revenues         % of Revenues
                                   ----------      --------------        ----------      --------------
       Customer A                  $1,024,129             47%               14,292              1%
       Customer B                     561,255             25%              179,128             12%
       Customer C                     373,412             17%              252,274             17%
       Customer D                     242,607             11%               28,571              2%
       Customer E                       -                  -%            1,013,876             68%

(3)    LEASE COMMITMENTS

The Company has entered into certain non-cancelable leases which are being accounted for as operating leases.

Future minimum rental payments for the leases described above are as follows:

                  Year ending December 31,
                     1999                              $  97,599
                     2000                                 86,463
                     2001                                 87,867
                     2002                                 89,271
                     2003                                 37,440
                                                      ----------
                                                       $ 398,640
                                                      ----------
                                                      ----------

Rent expense for operating leases amounted to $46,644 and $99,878 for the years ended December 31, 1997 and 1998, respectively.

(4)    INCOME TAXES

The Company utilizes the SFAS 109, "Accounting for Income Taxes." Deferred taxes are recognized based on tax effects attributable to temporary differences in assets and liabilities resulting from the use of the cash basis for tax reporting and the accrual basis for financial reporting, which are deductible or taxable in future years.

The Company paid no federal or state income taxes in 1997 or 1998.

The Company's deferred income tax assets (liabilities) are summarized as follows:

                                                                                  1998
                                                                              -----------
                  Net operating loss carryforwards                            $ 1,391,520
                  Other, net                                                      166,059
                                                                              -----------
                  Net deferred tax assets                                       1,557,579
                  Less- Valuation allowance                                    (1,557,579)
                                                                              -----------
                                                                              $     -
                                                                              -----------
                                                                              -----------

Other, net is comprised of deferred tax assets and liabilities related to various cash to accrual changes, including accruals for items such as vacation and accrued losses on contracts, as well as excess depreciation for tax.

A valuation allowance is required to be established for those deferred tax assets that, more likely than not, will not be realized. The above valuation allowance is reflected because of the recurring losses suffered by the Company and the fact that the Company may be unable to continue as a going concern and may not be ultimately able to realize these deferred tax assets.

As of December 31, 1998, the Company had cumulative net operating losses for income tax purposes totaling $3.6 million which expire, in varying amounts, beginning in 2012.

The effective rate differs from the statutory rate applied to the net loss for the following reasons:

                                                                           1997               1998
                                                                       -------------      -------------

         Expected federal benefit                                      $ 154,293          $ 556,900
         Expected state benefit, net of federal benefit                   14,975             54,052
         Increase in valuation allowance                                (169,268)          (610,952)
                                                                       ----------          ---------
         Provision/benefit for income taxes                            $     -            $     -
                                                                       ----------          ---------
                                                                       ----------          ---------

(5)    CONCENTRATION OF CREDIT RISK

Financial instruments that potentially expose the Company to concentrations of credit risk, consist primarily of trade accounts receivable and cash. Trade accounts receivable are typically secured by the underlying flight simulator and the Company assesses the credit of its customers as a part of the contracting process. The Company's cash consists of demand deposits and interest bearing accounts, all maintained at high quality financial institutions. Total account balances may periodically exceed insured limits for short periods of time; however, management believes that the Company's cash is subject to minimal credit risk.

(6)    FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term maturities of these assets and liabilities. The carrying amount of convertible notes payable to related parties approximates fair market value as of December 31, 1998.

(7)    COMPANY STOCK OPTION PLANS

During 1997 and amended in July 1999, the Company adopted the 1997 Incentive and Nonstatutory Stock Option Plan (the "Plan") under which the Company is authorized to grant stock options to acquire up to 1,007,000 shares of the Company's Common Stock. The Company accounts for its Plan under Accounting Principles Board Opinion No. 25 ("APB No. 25"), Accounting for Stock Issued to Employees. Under APB No. 25 compensation expense is recognized for the difference between the fair market value of the stock and the exercise price of the option at the date of grant. Deferred compensation expense totaling $120,500 was recorded in 1998 in the accompanying statement of changes in stockholders' equity (deficit) which is being amortized over the vesting periods. For the year ended December 31, 1998, the Company recognized $13,389 of such compensation.

Had compensation cost for the Plan been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation ("SFAS 123"), the Company's net loss and basic and diluted loss per share would have been increased to the following proforma amounts:

                                                        1997                  1998
                                                   --------------        --------------
         Net loss
           As reported                             $    (453,803)        $  (1,637,939)
                                                   --------------        --------------
                                                   --------------        --------------
           Proforma                                $    (465,915)        $  (1,669,596)
                                                   --------------        --------------
                                                   --------------        --------------

         Basic and diluted loss per share
           As reported                             $        (.22)        $        (.43)
                                                   --------------        --------------
                                                   --------------        --------------
           Proforma                                $        (.23)        $        (.44)
                                                   --------------        --------------
                                                   --------------        --------------

The following table summarizes activity with respect to outstanding Common Stock options for 1997 and 1998:

                                                                                     Weighted
                                                                                      Average
                                                                                     Exercise
                                                                     Shares         Price/Share
                                                                   ----------       -----------
       Outstanding at December 31, 1996                                   -            $   -
           Granted                                                  142,000             1.00
           Exercised                                                      -                -
           Forfeited                                                (91,000)            1.00
                                                                   ---------           ------

       Outstanding at December 31, 1997                              51,000             1.00
           (No shares exercisable)

           Granted                                                  248,000             1.50
           Exercised                                                      -                -
           Forfeited                                                 (7,000)            1.50
                                                                   ---------           ------
       Outstanding at December 31, 1998
           (17,000 shares exercisable)                              292,000            $1.41
                                                                   ---------           ------
                                                                   ---------           ------

The weighted average fair value of the options granted during 1997 and 1998 in total (and per share) was $109,005 ($0.16 per share) and $184,369 ($0.74 per share), respectively.

The weighted average fair value of each option grant is estimated on the date of grant using the Black Scholes option pricing model with the following assumptions: risk-free interest rates of 5.88% and 6.10% during 1997 and 1998 respectively, expected weighted average lives of 3 years and no expected volatility for grants and no expected dividend.

The following table sets forth the Company's December 31, 1998 Common Stock options outstanding, exercise price, weighted average remaining contractual lives and the number of common stock options exercisable.

                                            OPTIONS OUTSTANDING
                                            -------------------

                                                   Weighted
         Exercise           Number             Average Remaining               Number
           Price         Outstanding           Contractual Life             Exercisable
        ----------     --------------         ------------------          --------------
          $1.00              51,000               3.66 years                   17,000

          $1.50             241,000               4.66 years                       -
                            -------                                            ------
                            292,000                                            17,000
                            -------                                            ------
                            -------                                            ------

       NON-QUALIFIED PLANS

In September 1997, the Company issued options to an individual for the purchase of 550,000 shares of Common Stock at an exercise price of $1.00 per share. At that time, this individual was elected to serve as a Director and Chief Executive Officer of the Company. This individual has since resigned and as of December 31, 1998, options for the purchase of 300,000 shares Common Stock remain outstanding and exercisable.

(8)    COMMON STOCK WARRANTS

The following table summarizes activity with respect to outstanding Common Stock warrants for 1997 and 1998:

                                                                                               Weighted
                                                                                                Average
                                                                                               Exercise
                                                                         Shares               Price/Share
                                                                   ------------------     -------------------
       Warrants issued to placement agent in
           connection with February 1997
           private placement                                             34,250                $  2.00

       Warrants issued to purchasers of Common
           Stock as part of the October 1997
           private placement                                            357,500                   4.00

       Warrants issued to placement agent in
           connection with October 1997
           private placement                                             48,000                   1.25

                                                                        -------                -------
       Outstanding and exercisable at
           December 31, 1997 and 1998                                   439,750                $  3.54
                                                                        -------                -------
                                                                        -------                -------

The fair weighted average value of the warrants issued in 1997 totaled $257,550 and was estimated on the date of grant using the Black Scholes option pricing model with the following assumptions: risk-free interest rate of 5.88%, expected weighted average lives of 3 years and expected volatility of 75% for grants and no expected dividend yields.

(9)    RELATED PARTY TRANSACTIONS

In December 1996, the Company borrowed $100,000 from a member of management to help meet operating obligations. The Company issued a convertible note ("1996 Note") evidencing the loan. The terms of the 1996 Note provide that it is due and payable on January 2, 2001, and it shall bear interest at the rate of 10% until paid. The 1996 Note is convertible into shares of Common Stock at the rate of one share for each $1.25 of principal and interest converted. The balance of $100,000 was outstanding as of December 31, 1998 and is included in notes payable to related parties in the accompanying balance sheet.

During 1997, the Company borrowed funds from its officers and directors, and all but $20,000 was repaid during 1997. The remaining $20,000, payable to one individual, was converted into a convertible promissory note ("1997 Note") with terms identical to those of the 1996 Note. The entire balance is outstanding as of December 31, 1998 and is included in notes payable to related parties in the accompanying balance sheet.

(10)   COMMITMENTS AND CONTINGENCIES

       LITIGATION

In the normal course of business, the Company is also a party to various disputes, claims and legal actions. Provisions for costs and losses relating to these matters are made as management deems them appropriate. Management is of the opinion that the outcome of such actions will not have a material adverse effect on the Company's financial position or results of operations.

       SELF INSURANCE

The company maintains general liability insurance. Policy limits of TDI's product liability insurance are $1 million per occurrence with an aggregate maximum of $2 million. Should the Company experience claims in excess of the policy limits, the Company would be self insured for these amounts.

(11)   SUBSEQUENT EVENTS

       BRIDGE DEBT FINANCING

Subsequent to yearend, through June 30, 1999, the Company has raised $510,000 in Bridge Debt Financing to fund operations via issuance of promissory notes. The notes bear interest at a rate of 14% and are due May 31, 2000 or earlier if the Company receives gross proceeds from any future financing of $5,000,000 or more. In addition to the stated interest, an amount equal to 10% of the original principal will be paid in each of the five years beginning June 1, 2000. Additionally, for each $100,000 promissory note, 30,000 warrants were issued with an exercise price of $0.25 per share. Through August 2, 1999, the Company raised an additional $230,000 under this Bridge Debt Financing.

       OPTION/WARRANT ACTIVITY

Through the six months ended June 30, 1999, the Company has issued additional options and warrants. The following summarizes the activity during this period:

     - In April, 190,000 options (valued at $370,500) were issued to employees of the Company with an exercise price of $0.05 per share and a vesting period of 90 days.
     - In April, 120,000 options (valued at $60,000) were issued to employees of the Company with an exercise price of $1.50 per share and a vesting period of 3 years.
     - In May, 3,000 warrants (valued at $5,250) were issued to a financial consultant of the Company with an exercise price of $0.25 per share which vested immediately.
     - In connection with the Bridge Debt Financing discussed above, 153,000 warrants (valued at $279,990) were issued with an exercise price of $0.25 per share, which vest on May 31, 2000.

In connection with the above Common Stock option issuances, deferred compensation totaling $430,500 was recorded which is being amortized over the vesting periods. For the six months ended June 30, 1999, the Company recognized $287,057 of such compensation.

In July 1999, the Company issued 1,500 warrants to a consultant of the Company as settlement of a payable with an exercise price of $0.25 per share, which vest on May 31, 2000.

In July 1999, the Company's Board of Directors adopted the 1999 stock option plan, which provides 1.2 million shares of common stock available for grants.

Through August 2, in connection with the Bridge Debt financing, the Company has issued 296,000 warrants in total with an exercise price of $0.25 per share, all of which vest on May 31, 2000.

                              [PICTURE OF INSIDE OF
                                  A SIMULATOR]

------------------------------------------------------------------------------
------------------------------------------------------------------------------

                         PROSPECTUS DELIVERY OBLIGATIONS

     Until ______________, 1999 (25 days after the date of this prospectus), all dealers effecting transactions in the common stock, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.




                                2,000,000 SHARES



                                TRAINING DEVICES
                               INTERNATIONAL, INC.



                                  COMMON STOCK



                                  ------------
                                   PROSPECTUS
                                  ------------



                         CAPITAL WEST SECURITIES, INC.


                         ------------------------------


                         ------------------------------


                         ------------------------------


                              _____________, 1999


------------------------------------------------------------------------------
------------------------------------------------------------------------------

                                    PART II


                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the Colorado Business Corporation Act, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Colorado law provides that a director, officer or any other employee, fiduciary or agent, may be entitled to indemnification if: (1) the person conducted himself or herself in good faith; (2) the person reasonably believed, (a) in the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests, and (b) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and (3) in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which the director was adjudged liable on the basis that he or she derived an improper personal benefit.

     Our Bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the full extent permitted under Colorado law. We have also entered into indemnification agreements with each of our executive officers and directors. The terms of these indemnification agreements are described in "Management - Indemnification and Limitation of Liability."

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling TDI pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses related to the issuance and distribution of the securities being registered hereby which will be borne by us:


     ITEM OF EXPENSE                                                                 $ AMOUNT
     ---------------                                                                 --------
     SEC registration fee...................................................         $  7,000
     NASD filing fee........................................................            2,500
     American Stock Exchange listing application fee........................           22,500
     Cost of printing and engraving.........................................          125,000
     Transfer Agent fees....................................................           10,000
     Legal fees and expenses................................................          150,000
     Accounting fees and expenses...........................................          135,000
     Blue sky fees and expenses.............................................           10,000
     Miscellaneous expenses.................................................           50,000
     Total expenses of issuance and distribution............................         $512,000

     All fees and expenses listed above are estimated for purposes of this filing.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     Since June 30, 1996, we have issued and sold unregistered securities as follows:

     1    We granted stock options to our employees, officers and directors as shown on the following table:

                                                                                  EXERCISE
                                                                NUMBER OF        PRICE PER
                                                                 GRANTS            SHARE
                                                                 ------            -----
DATE
-----
September, 1997............................................      144,000             $3.00
March, 1998................................................        3,333             $4.50
August, 1998...............................................       78,333             $4.50
April, 1999 ...............................................       63,333             $0.15
                                                                  40,000             $4.50
August, 1999 ..............................................       35,000             $6.75
                                                                 -------
Total......................................................      363,999
                                                                 -------
                                                                 -------

         Options for 28,333 shares have been forfeited.

     2. On December 5, 1996, we issued to Bruce S. Betschart a Convertible Promissory Note in the principal amount of $100,000 which, as amended in August, 1999, bears interest at a rate of 10% per annum and matures on January 2, 2001. The conversion rate is one share of common stock for each $3.75 of principal.

     3. On December 10, 1996, we sold an aggregate of 66,667 shares of common stock to four key employees for a total purchase price of $1,000, or $.015 per share.

     4. In January, 1997, we sold an aggregate of 160,000 shares of common stock at a cash price of $3.75 per share for a total sum of $600,000 in a private offering to buyers whom we believed were accredited investors. As a placement agent fee for this offering, Bathgate McColley Capital Group, LLC received 33,333 shares of common stock valued at $500 and warrants to purchase 6,000 shares of common stock at an exercise price of $3.75 per share.

     5. In May, 1997, we borrowed $114,000 from officers and directors of TDI. Of this amount, $94,000 was repaid in the same year, without interest. The remaining $20,000 represents a loan by Leonard Hawkins who was given a convertible promissory note which contains the same terms as Mr. Betschart's note described in Item 2 above.

     6. On July 30, 1997, we issued four Secured Convertible Promissory Notes in the total principal amount of $250,000 which were convertible into shares of common stock at the price of $3.00 per share. We believed that the four buyers were accredited investors. These Notes had a maturity date of July 31, 2002.

     7. On September 3, 1997, we sold 233,333 shares of common stock at a cash price of $3.00 per share for a total sum of $700,000 to ProFutures Bridge Capital Fund, L.P., whom we believed to have been an accredited investor. In lieu of a cash commission for its services in this transaction, Bathgate McColley Capital received from us 8,333 shares of common stock with an agreed value of $25,000.

     8. On September 4, 1997, we issued an option to purchase 183,333 shares of common stock to Robert T. Bruce with an exercise price of $3.00 per share as set forth in an Option Agreement for Purchase of Common Stock executed in connection with Mr. Bruce's agreement to serve as Chairman of the Board of Directors. This option has been forfeited as to 83,333 shares, and currently this option remains outstanding for the purchase of 100,000 shares.

     9. In October 1997, the holders of the four Secured Convertible Promissory Notes in the total principal amount of $250,000 converted these notes into 85,197 shares of common stock at a price of $3.00 per share.

     10. In October, 1997, all of our outstanding shares of "Series A Preferred Stock," consisting of 3,333 shares, were converted into 66,667 shares of common stock.

     11. In October 1997, we sold 238,333 shares of common stock and issued warrants to purchase up to 119,167 shares of common stock at a price of $12.00 per unit (each unit consisted of two shares of common stock and one warrant to purchase one share of stock) for a total sum of $1,430,000. The buyers were persons or entities whom we believed were accredited investors. For acting as a placement agent in this offering, Bathgate McColley received warrants to purchase 11,417 shares of common stock at an exercise price of $6.00 per share.

     12. In January, 1998, we issued 10,000 shares of common stock to an accountant in lieu of paying $18,375 for services performed by him.

     13. In May 1999, we issued warrants to purchase 1,000 shares of common stock to a consultant in partial payment of his fees for financial services at an exercise price of $.75 per share.

     14. From May to August, 1999, we sold warrants to purchase up to 83,000 shares of our common stock at an exercise price per share of $0.75 and issued notes in the total principal amount of $830,000 bearing interest at a rate of 14% per annum, with a maturity date of (a) May 31, 2000 which can be extended by us or, if earlier, (b) completion of a $5,000,000 financing by us. We believed that the purchasers in this offering were accredited investors.

     15. In July, 1999, we agreed to issue warrants to purchase 500 shares of common stock to an attorney in partial payment of his fees for legal services at an exercise price of $0.75 per share.

     16. In August 1999, we issued for $60,000 promissory notes in the aggregate principal amount of $60,000 bearing interest at the rate of 14% per annum and warrants to purchase 6,000 shares of common stock to two executive officers and directors of the Company at an exercise price of $0.75 per share.

     We relied on an exemption from securities registration pursuant to Rule 701 under the Securities Act for the offer and sale of securities described in Items 1 and 8 above. The securities were offered and sold either pursuant to written compensatory benefit plans or pursuant to a written contract relating to compensation, as provided by Rule 701. In addition, the grant of options as described in Item 1 may not have constituted a sale under the Securities Act, and we relied upon exemptions from securities registration pursuant to Section 4(2) of, and Rule 506 under, the Securities Act for the offer and sale to Mr. Bruce as described in Item 8. Mr. Bruce became a high level officer and director of TDI at the time of the transaction and had access to information about TDI.

     For the offer and sale of securities described in Items 2 and 3, we relied upon an exemption from securities registration pursuant to Section 4(2) of the Securities Act. The sales were made to high level officers and directors of TDI who had access to information about TDI.

     For the offer and sale of securities described in Items 4 through 7, 9 and 11 through 16, we relied upon exemptions from securities registration pursuant to

Section 4(2) of, and Rule 506 under, the Securities Act of 1933. In addition, we relied upon the exemption under Section 3(a)(9) of the Securities Act for the conversion of securities described in Items 9 and 10 above. Because of their specific purposes and limited dollar amount, we also relied upon an exemption from securities registration pursuant to Rule 504 of the Securities Act for the offer and sale of securities described in Items 12, 13 and 15.

     Further, the transactions described in Items 2 through 7 and 11 through 16 may also be considered exempt from securities registration pursuant to Rule 505 of the Securities Act. The total amount offered and sold is less than $5,000,000 and have been sold primarily to accredited investors.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits

        EXHIBIT
        NUMBER    DESCRIPTION OF EXHIBIT
        ------    ----------------------
         1        Underwriting Agreement.

         2        Form of Amended and Restated Articles of Incorporation of
                  Training Devices International, Inc.

         3        Form of Amended and Restated Bylaws of Training Devices
                  International, Inc.

         4.1 Specimen stock certificate representing shares of common stock of Training Devices International, Inc.*

         4.2 Warrant for the purchase of common stock to be issued to the representative upon the closing of this offering.

         5 Opinion of Holland & Hart LLP regarding the legality of the securities being registered.*

         10.1     1997 Incentive and Nonstatutory Stock Option Plan, as amended.

         10.2     1999 Stock Option Plan.

         10.3 Form of Promissory Note issued to investors from May to August, 1999.

         10.4 Form of Warrant for the purchase of common stock issued from May to August, 1999.

         10.5     Placement Agent Agreement dated May 25, 1999.

         10.6     Form of Warrant Agreement between Training Devices
                  International, Inc. and Bathgate McColley Capital Group, LLC issued in August, 1999.

         10.7 Form of Warrant for purchase of common stock issued to investors from October 1997 to January 1998.

         10.8     Form of Warrant Certificate between Training Devices
                  International, Inc. and principals of Bathgate McColley
                  Capital Group, LLC issued December 31, 1997.

         10.9     Form of Registration Rights Agreement executed from
                  October, 1997 to January 1998.

         10.10    Placement Agent Agreement dated October 8, 1997.


                                    II-6

        EXHIBIT
        NUMBER    DESCRIPTION OF EXHIBIT
        ------    ----------------------
         10.11    Form of Registration Rights Agreement dated July 30, 1997.

         10.12    Placement Agent Agreement dated January 7, 1997.

         10.13    Form of Warrant Certificate between Training Devices International, Inc.
                  and prinicpals of Bathgate McColley Capital Group, LLC issued February 20,
                  1997.

         10.14 Convertible Promissory Note in the principal amount of $100,000 payable to Bruce Betschart, as amended.

         10.15 Convertible Promissory Note in the principal amount of $20,000 payable to Leonard Hawkins.

         10.16    Lease Agreement, as amended, dated December 1, 1997, between
                  Spiral, Inc., as landlord, and Training Devices International,
                  Inc., as tenant, for premises located at 7367 South Revere
                  Parkway, Building 2-C, Englewood, Colorado.

         10.17    Promissory Note between Training Devices International, Inc.
                  and Key Bank National Association dated June 4, 1999.

         10.18    Commercial Pledge Agreement between Training Devices
                  International, Inc. and Key Bank National Association dated
                  June 4, 1999.

         10.19    Form of Indemnification Agreement between Training Devices
                  International, Inc. and its officers and directors

         23.1     Consent of Holland & Hart LLP (included in Exhibit 5.1).

         23.2     Consent of Arthur Andersen LLP.

          24      Power of Attorney.

          27      Financial Data Schedule.

     *to be filed by amendment

ITEM 28.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The small business issuer will provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     The undersigned small business issuer hereby undertakes to:

          (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared effective.

          (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of such securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of the filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Denver, State of Colorado, on August 18, 1999.

                                    TRAINING DEVICES
                                    INTERNATIONAL, INC.

                                    By:      /s/ Ronald C. Ellington
                                       ---------------------------------------
                                             Ronald C. Ellington
                                             Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed below by the following persons in the capacities and on the dates stated.



         Signature                                    Title                            Date
         ---------                                    -----                            ----

  /s/ Ronald C. Ellington            Chairman of the Board and Chief Executive      August 18, 1999
  -----------------------            Officer (Principal Executive Officer,
    Ronald C. Ellington              Principal Financial Officer and Principal
                                     Accounting Officer)

  /s/ Bruce S. Betschart*            Director, President and Chief                  August 18, 1999
  ----------------------             Operating Officer
     Bruce S. Betschart

 /s/ Robert E. Sawyer, Jr.*          Director, Vice President,                      August 18, 1999
 --------------------------          Engineering and Secretary
   Robert E. Sawyer, Jr.

    /s/ Leonard Hawkins*             Director                                       August 18, 1999
    ---------------------
      Leonard Hawkins

*By: /s/ Ronald C. Ellington
    ------------------------
    Ronald C. Ellington
      Attorney-in-Fact

                                INDEX TO EXHIBITS

         EXHIBIT
         NUMBER   DESCRIPTION
         ------   -----------
         1        Underwriting Agreement.

         2        Form of Amended and Restated Articles of Incorporation of
                  Training Devices International, Inc.

         3        Form of Amended and Restated Bylaws of Training Devices
                  International, Inc.

         4.1 Specimen stock certificate representing shares of common stock of Training Devices International, Inc.*

         4.2 Warrant for the purchase of common stock to be issued to the representative upon the closing of this offering.

         5 Opinion of Holland & Hart LLP regarding the legality of the securities being registered.*

         10.1     1997 Incentive and Nonstatutory Stock Option Plan, as amended.

         10.2     1999 Stock Option Plan.

         10.3 Form of Promissory Note issued to investors from May to August, 1999.

         10.4 Form of Warrant for the purchase of common stock issued from May to August, 1999.

         10.5     Placement Agent Agreement dated May 25, 1999.

         10.6     Form of Warrant Agreement between Training Devices
                  International, Inc. and Bathgate McColley Capital Group, LLC issued in August, 1999.

         10.7 Form of Warrant for purchase of common stock issued to investors from October 1997 to January 1998.

         10.8     Form of Warrant Certificate between Training Devices International, Inc.
                  and principals of Bathgate McColley Capital Group, LLC issued December 31,
                  1997.

         10.9     Form of Registration Rights Agreement executed from October, 1997 to January 1998.

         10.10    Placement Agent Agreement dated October 8, 1997.

         10.11    Form of Registration Rights Agreement dated July 30, 1997.

         10.12    Placement Agent Agreement dated January 7, 1997.

         10.13    Form of Warrant Certificate between Training Devices International, Inc.
                  and principals of Bathgate McColley Capital Group, LLC issued February 20,
                  1997.

         10.14 Convertible Promissory Note in the principal amount of $100,000 payable


                                    II-10

         EXHIBIT
         NUMBER   DESCRIPTION
         ------   -----------
                  to Bruce Betschart, as amended.

         10.15 Convertible Promissory Note in the principal amount of $20,000 payable to Leonard Hawkins.

         10.16    Lease Agreement, as amended, dated December 1, 1997, between
                  Spiral, Inc., as landlord, and Training Devices International,
                  Inc., as tenant, for premises located at 7367 South Revere
                  Parkway, Building 2-C, Englewood, Colorado.

         10.17    Promissory Note between Training Devices International, Inc.
                  and Key Bank National Association dated June 4, 1999.

         10.18    Commercial Pledge Agreement between Training Devices
                  International, Inc. and Key Bank National Association dated
                  June 4, 1999.

         10.19    Form of Indemnification Agreement between Training Devices
                  International, Inc. and its officers and directors

         23.1     Consent of Holland & Hart LLP (included in Exhibit 5.1).

         23.2     Consent of Arthur Andersen LLP.

         24       Power of Attorney.

         27       Financial Data Schedule.

         *to be filed by amendment


                                    II-11